SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Gastar Exploration Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

NOTICE OF THE 2008 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

Friday, June 20, 2008

To our Shareholders:

The 2008 Annual General and Special Meeting of the Shareholders (the “Annual Meeting”) of Gastar Exploration Ltd., an Alberta, Canada corporation, will be held on Friday, June 20, 2008, 9:30 a.m. (central time), at The Downtown Club, Houston Center, 1100 Caroline Street, Houston, Texas 77002. At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	To fix our Board of Directors at four members;

2.	To elect four members to our Board of Directors for the ensuing year;

3.	To ratify the Audit Committee’s appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2008;

4.	To adopt a special resolution authorizing our Board of Directors, in its sole discretion, to effect a reverse stock split, or consolidation, of our issued and outstanding common shares on the basis of one (1) common share for up to a maximum of five (5) common shares outstanding; and

5.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Shareholders who are unable to attend the Annual Meeting in person are requested to date and sign the enclosed form of Instrument of Proxy and return it in the envelope provided for that purpose.

The specific details of the matters proposed to be dealt with at the Annual Meeting are set forth in the Proxy Statement accompanying this notice. Our audited consolidated financial statements and the auditor’s report for the year ended December 31, 2007 and other information concerning us is included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is included in our 2007 annual report to shareholders, a copy of which accompanies this notice. The 2007 annual report to shareholders and this notice are being mailed to registered shareholders on or about May 27, 2008. Copies of the 2007 Annual Report on Form 10-K and this notice are also available at the Securities and Exchange Commission at www.sec.gov or on SEDAR at www.sedar.com.

Only holders of record of our common shares at the close of business on May 19, 2008 (the “record date”) are entitled to notice of and to attend the Annual Meeting or any adjournment(s) thereof and to vote. A list of shareholders will be available commencing June 10, 2008 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of shareholders will also be available for review at the Annual Meeting.

If you are a shareholder whose common shares are registered in your name and are unable to attend the Annual Meeting in person, please date and sign the enclosed form of proxy and return it in the enclosed envelope. In order to be valid and acted upon at the Annual Meeting, forms of proxy must be received by our registrar and transfer agent, American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219 at least 24 hours before the time of the Annual Meeting or any adjournment thereof, excluding weekends and holidays.

If you are a shareholder whose common shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial holder” of shares held in street name. As the beneficial holder, you received these materials through your broker or through another intermediary. As the beneficial holder, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions provided.

DATED this 27th day of May 2008.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. RUSSELL PORTER
J. Russell Porter Chairman, President and Chief Executive Officer

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

PROXY STATEMENT FOR

THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

Friday, June 20, 2008

This Proxy Statement contains information about the 2008 Annual General and Special Meeting of Shareholders (the “Annual Meeting”) of Gastar Exploration Ltd. The Annual Meeting will be held on Friday, June 20, 2008, 9:30 a.m. (central time), at The Downtown Club, Houston Center, 1100 Caroline Street, Houston, Texas 77002.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gastar Exploration Ltd., which is also referred to as “Gastar”, “we”, “us” or “our” in this proxy statement. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the notice of the Annual Meeting. A shareholder may revoke his or her proxy at any time before it is exercised by giving our secretary written notice to that effect.

Our annual report to shareholders for the year ended December 31, 2007 is being mailed to shareholders with the mailing of these proxy materials on or about May 27, 2008.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission (the “SEC”), will be furnished without charge to any shareholder upon request to Gastar Exploration Ltd., Attention: J. Russell Porter, President and Chief Executive Officer, 1331 Lamar Street, Suite 1080, Houston, Texas 77010.

i

VOTING INFORMATION

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	To fix our Board of Directors at four members;

2.	To elect four members to serve on our Board of Directors until the 2009 Annual Meeting;

3.	To ratify the Audit Committee’s appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2008;

4.	To adopt a special resolution authorizing our Board of Directors, in its sole discretion, to effect a reverse stock split, or consolidation, of our issued and outstanding common shares on the basis of one (1) common share for up to a maximum of five (5) common shares outstanding; and

5.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on May 19, 2008 (the “record date”). Shareholders of record on the record date are entitled to vote on each proposal at the Annual Meeting. As of the record date, there were 208,204,570 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

How many votes do I have?

Each of our common shares that you own on the record date entitles you to one vote on each matter that is properly brought before the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

What constitutes a quorum and voting?

A quorum of shareholders is necessary for a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is the presence of a holder or holders of 5% of the total outstanding common shares entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining the presence of a quorum.

If a quorum is present at the Annual Meeting, the affirmative vote by the holders of a majority of common shares present and voting is required to fix our Board of Directors at four members. With respect to the election of the directors, the four director nominees who receive the greatest number of votes cast by common shares present in person or by proxy and entitled to vote shall be elected as directors. The affirmative vote by the holders of a majority of common shares present and voting is required to ratify the appointment of BDO Seidman, LLP, as our independent registered public accounting firm for 2008, provided such common shares voting affirmatively also constitute a majority of the number of common shares required for a quorum. In order to be effective, the adoption of the special resolution to authorize our Board of Directors, in its sole discretion, to effect a reverse split, or consolidation, of our issued and outstanding common shares on the basis of one

(1) common share for up to a maximum of five (5) common shares outstanding requires approval by not less than two-thirds (2/3) of the votes cast by shareholders, in person or in proxy, in respect of the resolution. Unless otherwise directed, it is management’s intention to vote the proxies in favor of the special resolution to authorize the discretionary reverse split proposal.

How do I vote?

If you are the record holder of your common shares, you may vote in one of two ways. You may vote by submitting your proxy by mail, or you may vote in person at the Annual Meeting.

You may vote by mail

You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed envelope. The common shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the common shares you own will be voted in accordance with the recommendations of our Board of Directors. In order to be valid and acted upon at the Annual Meeting, forms of proxy must be received by our registrar and transfer agent, American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219 at least 24 hours before the time of the Annual Meeting or any adjournment thereof, excluding weekends and holidays.

You may vote in person

If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting.

Can I change my vote after I have mailed my proxy card?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	Signing another proxy with a later date;

•	Giving our secretary a written notice before or at the Annual Meeting that you want to revoke your proxy; or

•	Voting in person at the Annual Meeting.

Your attendance at the Annual Meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your common shares, is required to vote your shares according to your instructions. In order to vote your common shares, you will need to follow the directions your bank or brokerage firm provides you.

How does the Board of Directors recommend that I vote on the proposals?

Our Board of Directors recommends that you vote:

•	“FOR” fixing our Board of Directors at four members;

•	“FOR” the election of each of the four nominees to serve as directors on our Board of Directors;

•	“FOR” the ratification of our Audit Committee’s appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2008; and

•

“FOR” the adoption of a special resolution authorizing our Board of Directors, in its sole discretion, to effect a reverse split, or consolidation, of our issued and outstanding common shares on the basis of one (1) common share for up to a maximum of five (5) common shares outstanding.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy in person or by mail will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of 2008, which we expect to file with the SEC in August 2008.

Who will pay the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. Our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

INFORMATION ABOUT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Our Board of Directors is presently composed of four members: J. Russell Porter, Abby F. Badwi, Robert D. Penner and John M. Selser Sr. Messrs. Porter, Badwi and Selser were elected directors at our 2007 Annual Meeting of Shareholders. On July 16, 2007, Mr. Penner was elected by the Board of Directors by unanimous vote to serve as a director until the 2008 Annual Meeting of Shareholders. Messrs. Porter, Badwi, Penner and Selser have been nominated to stand for reelection. Thomas L. Crow resigned from our Board of Directors effective January 1, 2008 and is not standing for reelection. Biographical information about each nominee can be found beginning on page 38 in connection with “Proposal 2. Election of Directors”. Biographical information about certain of our officers (other than Mr. Porter) as of May 1, 2008 is set forth below.

Name	Age	Position
J. Russell Porter*	46	Chairman, President, Chief Executive Officer, Chief Operating Officer
Michael A. Gerlich*	54	Vice President and Chief Financial Officer
Jeffery C. Pettit*	50	Vice President and Chief Operating Officer
Henry J. Hansen	52	Vice President of Land
Frederick E. Beck, PhD	48	Vice President of Drilling
R. David Rhodes	49	Vice President of Completion and Production
Sara-Lane Ruzicki	40	General Corporate Canadian Counsel and Corporate Secretary

*	Named executive officer. Biographical information about Mr. Porter appears on page 38.

Michael A. Gerlich joined us in May 2005, as Vice President and Chief Financial Officer. Mr. Gerlich has over 27 years of natural gas and oil accounting and finance experience. From 1994 until 1998, Mr. Gerlich served as Vice President and Chief Financial Officer of Sheridan Energy, Inc, an independent natural gas and oil exploration company traded on the NASDAQ. In 1999, Sheridan Energy, Inc. was acquired by Calpine Corporation, an independent electric power generation company listed on New York Stock Exchange, and Sheridan became a wholly-owned subsidiary of Calpine Corporation and changed its name to Calpine Natural

Gas LP. Mr. Gerlich’s last position at Calpine Natural Gas LP was Senior Vice President – Accounting and Finance, for the natural gas and oil operations of the wholly owned subsidiary. Over a 10-year period prior to joining Sheridan Energy, Mr. Gerlich held various accounting and finance positions with Trinity Resources, Ltd., an independent natural gas and oil exploration and production company, with his last position being Executive Vice President and Chief Financial Officer. Prior to that, Mr. Gerlich was also with a Big Four accounting firm, where the focus of his practice was with energy related clients. Mr. Gerlich is a Certified Public Accountant and graduated with honors from Texas A&M University with a Bachelor of Business Administration degree in Accounting.

Jeffery C. Pettit joined us in August 2007, as Vice President and Chief Operating Officer. Mr. Pettit has over 28 years of natural gas and oil operational experience. From 2001 until joining us, Mr. Pettit was General Manager – Gulf Coast Operations and Engineering with Dominion E&P, an independent natural gas and oil exploration and production company. Previous to his service at Dominion E&P, Mr. Pettit worked as a private engineering consultant for several independent oil and gas companies. During the twenty year period from 1979 until 1999, his employment included various operations, acquisitions, and reservoir engineering management positions with Burlington Resources, LL&E, Inexco Oil Company and Pennzoil. Mr. Pettit holds a Bachelor of Science degree in Petroleum Engineering from Mississippi State University.

Henry J. Hansen joined us in September 2005, as Vice President of Land. Mr. Hansen has over 28 years of land management experience. Prior to joining us, Mr. Hansen was Rocky Mountain Land Manager with El Paso Corporation, a natural gas and oil exploration, production and pipeline company, from 1999 until January 2003. He returned to El Paso Corporation in June 2004, where he was senior landman until joining us in September 2005. Mr. Hansen graduated from the University of Texas at Austin, Texas with a Bachelor of Business Administration in Petroleum Management.

Frederick E. Beck, PhD joined us in April 2002, as Vice President of Drilling. Dr. Beck has over 25 years of diversified experience in the natural gas and oil business. He has held positions as a drilling engineer and drilling supervisor for a major operator and was an assistant professor of petroleum engineering at the New Mexico School of Mines. From 1996 and prior to joining us as Vice President of Drilling, Dr. Beck was Vice President of the turnkey drilling division of Nabors Drilling USA LP, a domestic natural gas and oil drilling company. Dr. Beck holds a Bachelor of Science degree in Geology, Master of Science degree in Petroleum Engineering and Doctor of Philosophy Degree in Petroleum Engineering, all from Louisiana State University in Baton Rouge, Louisiana.

R. David Rhodes joined Gastar in March 2006, as Vice President of Completion and Production. Mr. Rhodes has over 25 years of petroleum engineering experience, focused primarily in the supervision and management of completion and production operations. Prior to joining Gastar, he managed Oil & Gas Operations and Consulting, Inc., an independent consulting firm he established in May 2001, where he worked as a petroleum engineering consultant for numerous natural gas and oil operators including us. Mr. Rhodes continues to maintain his relationship with Oil & Gas Operations and Consulting, Inc. From 1981 to 2001, Mr. Rhodes held various engineering and management/supervisory positions at Getty Oil Company and Marathon Oil Company (formerly Texas Oil & Gas Company), major integrated natural gas and oil companies. His last position was Operations Manager for East Texas and Northern Louisiana. Mr. Rhodes holds a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

Sara-Lane Ruzicki, LLB is an attorney in private practice, who has served as our Corporate Secretary and General Corporate Canadian Counsel since May 2000. From July 1993 to April 2001, she served as an attorney at the law firm of Armstrong Perkins Hudson LLP (formerly Ogilvie and Company) in Calgary, Alberta, Canada, becoming a partner in 1999. Specializing in corporate/securities law, she has acted for issuers, in all industry segments, in Canada, the United States and internationally, focusing on corporate reorganizations, commercial transactions and initial public offerings of junior emerging companies as well as equity and debt financings, mergers and acquisitions and commercial transactions of senior established companies. Ms. Ruzicki obtained her Bachelor of Laws degree at the University of Saskatchewan.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance improves corporate performance and benefits all shareholders. The Canadian Securities Administrators (the “CSA”) have adopted National Policy 58-201 Corporate Governance Guidelines, which provides non-prescriptive guidelines on corporate governance practices for reporting issuers such as us. In addition, the CSA have implemented National Instrument 58-101 Disclosure of Corporate Governance Practices, which prescribes certain disclosure by us of our corporate governance practices.

This section sets out our approach to corporate governance and addresses our compliance with NI 58-101 and the applicable listing standards of the American Stock Exchange.

Board Mandate

The Board of Directors has no written mandate at this time but is generally responsible for managing our business affairs. The primary responsibility of the Board of Directors is to promote our best interests and the best interests of our shareholders. This responsibility includes: (i) approving annual capital expenditure budgets and general and administrative expense budgets and reviewing fundamental operating, financial and other corporate plans, strategies and objectives; (ii) outlining key operating parameters including debt levels and ratios; (iii) evaluating our performance and the performance of our senior management; (iv) determining, evaluating and fixing the compensation of executive officers; (v) adopting policies of corporate governance and conduct; (vi) considering risk management matters; (vii) reviewing the process of providing appropriate financial and operational information to shareholders and the public generally; and (vii) evaluating the overall effectiveness of the Board of Directors. The Board of Directors explicitly acknowledges its responsibility for our stewardship. The Board of Directors reviews with management matters of strategic planning, business risk identification, succession planning, communications policy and integrity of internal control and management information systems. The Board of Directors fulfils its responsibilities through regular meetings.

Board of Directors

Our Board of Directors is comprised of four members whose names and committee memberships are set forth below. Our Board of Directors has determined that a majority of the members of the Board of Directors have no material relationship with us (either directly or as partners, shareholders or officers of an organization that has a relationship with us) and are independent within the meaning of the American Stock Exchange and of National Instrument 58-101 director independence standards. Mr. Porter, as our President and Chief Executive Officer, is not considered to be independent. Furthermore, the Board has determined that each of the members of the Audit Committee, the Remuneration Committee, the Nomination and the Governance Committee has no material relationship to us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of the American Stock Exchange and of National Instrument 58-101 director independence standards.

Name and Position	Independence	Committee Membership
J. Russell Porter, Chairman, President and Chief Executive Officer	No	—

Abby F. Badwi, Director	Yes	Governance *
Audit
Remuneration *
Nomination
Reserve

Name and Position	Independence	Committee Membership
Robert D. Penner, Director (1)	Yes	Governance
Audit *
Remuneration
Nomination
Reserve

John M. Selser Sr., Director	Yes	Governance
Audit
Remuneration
Nomination*
Reserve *

*	Indicates chairmanship of committee.
(1)	Mr. Penner was elected by the Board of Director as a director effective July 16, 2007.

Meetings

The Board of Directors meets a minimum of four times per year. In addition, the Board of Directors meets at such other times as may be required if it is not possible to deal with our business at a regularly scheduled quarterly meeting.

The Board of Directors facilitates its independent supervision over management in a number of ways including by holding regular meetings at which members of management or non-independent directors are not in attendance and by retaining independent consultants where it deems necessary.

Other Directorships

The following table gives details of the directorships upon other reporting issuers which each director currently maintains:

Name of Director	Directorships of Other Reporting Issuers
J. Russell Porter	Caza Oil & Gas, Inc.
Abby F. Badwi	Bankers Petroleum Ltd. Fairmont Energy Sustainable Energy Technologies Ltd.
Robert D. Penner	Corridor Resources Ltd. Storm Cat Energy Corporation Sustainable Energy Technologies Ltd. Terra Energy Corp. Unbridled Energy Corporation
John M. Selser Sr.	None

Orientation and Continuing Education

When new directors are appointed, they receive orientation, commensurate with their previous experience, on our properties, business, operations and industry and on the responsibilities of directors. Board meetings may also include presentations by our management and employees to give the directors additional insight into our business. New directors are provided with access to our recent publicly filed documents, technical reports and internal financial information and given copies of all Board minutes and corporate governance materials. Directors are encouraged to ask questions and communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in the legislation.

Nomination of Directors

The Board of Directors has delegated the responsibility of identifying new candidates to the Nomination Committee. The process and responsibility of the Nomination Committee is set forth below under the heading “Committee Information—Nomination Committee” on page 8.

Compensation

The Board of Directors has delegated the responsibility of determining compensation strategies for us and recommending the forms and amounts of compensation for directors, officers, consultants and employees to the Remuneration Committee. Please refer to the disclosure under the heading “Committee Information—Remuneration Committee” on page 11.

Position Descriptions

Our Board of Directors have developed written position descriptions for the chair of the Board of Directors or the chair of the committees of the Board of Directors.

The roles and responsibilities of the Chief Executive Officer are established each year through the discussion and recommendation between the Chief Executive Officer, the remuneration committee and the Board of Directors. The roles and responsibilities of the Chief Executive Officer are reviewed, discussed and further defined on an ongoing basis through meetings of the Board of Directors and the committees of the Board of Directors.

Lead Director

Mr. Badwi acts as lead director of the Board of Directors. As lead director, Mr. Badwi is responsible for ensuring the appropriate organization, content and flow of information to the Board of Directors, that all concerns of the directors are addressed and that the Board of Directors acts independently of the our management.

Board Evaluations/Assessments

We have established procedures and surveys for assessing and evaluating the performance of the Board of Directors. The surveys completed by each director are summarized and discussed by the Board of Directors as a whole with the objective of making changes to policies or procedures to address comments aimed at greater Board of Directors effectiveness.

Code of Ethics

We adopted a Code of Ethics for senior management including our principal executive officer and principal financial officer on December 15, 2005. A copy of our Code of Ethics is available on our internet website at www.gastar.com. A copy of our Code of Ethics will be provided to any person without charge, upon request. Such requests should be directed to our Secretary at 1331 Lamar Street, Suite 1080, Houston, Texas 77010.

Communications with the Board

Shareholders or other interested parties may send communications to the Board of Directors by writing to our Secretary at 1331 Lamar Street, Suite 1080, Houston, Texas 77010. Our Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Comments or complaints relating to our accounting, internal accounting controls or auditing matters will also be referred to members of our Audit Committee. Our Audit Committee has procedures for (a) receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The “Whistleblower” procedure adopted by the Audit Committee is available on our internet website at www.gastar.com.

Attendance at the Annual Meeting of Shareholders

We have not adopted a formal policy in relation to director attendance at annual meetings of shareholders. In 2007, Mr. Porter attended our General and Special Meeting of Shareholders.

COMMITTEE INFORMATION

Each of the following Committees of our Board of Directors have Terms of Reference approved by the Board of Directors, which provide descriptions of the role of the Chairman of such committee and the roles and responsibilities of the Committee as a whole. The Terms of Reference function as a charter for the respective committees and are available on our internet website at www.gastar.com.

Nomination Committee

In March 2006, the Board of Directors established a Nomination Committee. The role of the Nomination Committee is to assist the Board of Directors in ensuring that the Board of Directors is comprised of individuals who are best able to discharge the responsibilities of directors, having an understanding of our industry, stage of growth, the law and the highest standards of governance. The tasks and responsibilities of the Nomination Committee are defined in its Terms of Reference, which was approved by the Board of Directors. The Nomination Committee is comprised of Mr. Selser (Chairman) and Messrs. Badwi and Penner.

The Board does not currently have a policy relating to consideration of director nominees by our shareholders. The Board may consider such a policy in the future. At present, the Board believes that the Nomination Committee is in the best position to identify and evaluate director candidates. New candidates are identified by the Nomination Committee whose responsibility it is to develop, and annually update and recommend to the Board for approval, a long-term plan of the Board composition that takes into consideration the following: (a) the independence of each director; (b) the competencies and skills the Board, as a whole, should possess; (c) the current strengths, skills and experience represented by each director, as well as each director’s personality and other qualities as they affect Board dynamics; and (d) our strategic direction. From time to time the Nomination Committee has used a third party to assist it in identifying and evaluating potential director candidates.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Mr. Badwi (Chairman) and Messrs. Penner and Selser. It has the responsibility of monitoring our overall approach to corporate governance issues which include:

•	Responding to governance recommendations or guidelines from various regulatory authorities;

•	Ensuring that there are adequate policies and procedures in effect to allow us to meet all continuous disclosure requirements; and

•	Ensuring that adequate policies and procedures are in effect to identify and manage principal risks of our business; and reviewing annually our strategic planning process.

Audit Committee

Composition

The Audit Committee currently is comprised of Mr. Penner (Chairman) and Messrs. Badwi and Selser, each of whom is independent under the rules of the American Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with its Terms of Reference, the Audit Committee examines and reviews on behalf of the Board of Directors, internal financial controls, financial and accounting policies and practices, the form and content of financial reports and statements, and the work of the external auditors. The Audit Committee has the responsibility for hiring, overseeing and terminating the independent registered public accounting firm and determining the compensation of such accountants. The Chief Financial Officer attends the meetings of the Audit Committee by invitation.

Relevant Education and Experience

The following summarizes relevant experience and education of the Audit Committee members:

Mr. Penner, Audit Committee Chairman, is designated as the “audit committee financial expert”, as that term is defined under Securities and Exchange Commission rules. He became a member of our Board of Directors effective July 16, 2007. Mr. Penner is a retired senior partner with KPMG LLP, whose career of advising public and private clients on tax and accounting matters has spanned almost 40 years.

Mr. Badwi is an Audit Committee member. Through experience actively supervising a principal financial officer, principal accounting officer, controller or persons performing similar function, he has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, experience preparing, auditing, analyzing or evaluating financial statements, and understanding of internal controls over financial reporting, an understanding of audit committee functions and other relevant experience. He obtained a Bachelor of Science degree in Geology and Chemistry from University of Alexandria, Egypt in 1969 and a Management Development Certificate (Professional Engineers, Geologists and Geophysicists Program) from University of Calgary in 1985 (this program included courses in accounting principles and financial accounting). As current and past president and chief executive officer, director and audit committee member of several Canadian public and private companies, Mr. Badwi has been closely involved in reviewing, analyzing and evaluating financial statements (including the preparation and implementation of internal controls and procedures and the analysis of financial statements for the purposes of acquisitions or mergers).

Mr. Selser, Audit Committee member, has been a partner at Maple Leaf Partners, a Baton Rouge, Louisiana based hedge fund since 2003. From 1992 to 2002 Mr. Selser was an energy equity analyst for several sell-side firms during which time frame he covered independent exploration and production companies, integrated oil companies, refiners, coal and shipping. From 1984 to 1991, Mr. Selser was a drilling and reservoir engineer for a major oil and gas company. Mr. Selser holds a Bachelor of Science in both Civil Engineering and Petroleum Engineering from Louisiana State University, Baton Rouge, Louisiana, and a Masters of Business Administration from Tulane University, New Orleans, Louisiana.

Reliance on Certain Exemptions

At no time since the commencement of our most recently completed fiscal year have we relied on the exemptions in section 2.4 (De Minimus Non-audit Services), section 3.2 (Initial Public Offerings), section 3.4 (Events Outside Control of Member), section 3.50 (Death, Disability or Resignation of Audit Committee member) or Part 8 (Exemptions) of Canadian Multilateral Instrument 52-110 (“MI 52-110”).

Reliance on the Exemption in Subsection 3.3(2) or Section 3.6

At no time since the commencement of our most recently completed fiscal year have we relied on the exemption in subsection 3.3(2) (Controlled Companies) or section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances) of MI 52-110.

Reliance on Section 3.8

At no time since the commencement of our most recently completed fiscal year have we relied on Section 3.8 (Acquisition of Financial Literacy).

Audit Committee Oversight

At no time since the commencement of our most recently completed fiscal year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Audit Committee Charter

A copy of the Terms of Reference for the Audit Committee, which functions as its charter, is attached to this Proxy Statement as Appendix A.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing matters relating to our accounting and financial reporting practices, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Audit Committee’s responsibilities are more fully described in its Terms of Reference. Our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The Committee does not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The Committee met four times, all in person, during the year ended December 31, 2007.

In fulfilling its oversight responsibilities, the Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2007 and discussed them with management and BDO Seidman, LLP, our independent registered public accounting firm. The Committee discussed and reviewed with BDO Seidman, LLP all matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. all Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T, and has discussed with BDO Seidman, LLP its independence from us and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

GASTAR EXPLORATION LTD.

AUDIT COMMITTEE

/s/ Robert D. Penner

/s/ Abby F. Badwi

/s/ John M. Selser Sr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

*    *    *

Remuneration Committee

During the year ended December 31, 2007, the compensation committee of our Board of Directors, which we refer to as the Remuneration Committee, was comprised of Messrs. Badwi (Chairman), Crow, Kapuscinski and Selser, who replaced Mr. Kapuscinski upon his resignation as a director of our Board of Directors on June 19, 2007. Mr. Crow resigned from the Board of Directors effective January 1, 2008. Currently, our Remuneration Committee is comprised of Messrs. Badwi, Penner and Selser. None of our named executive officers serves as a member of the board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on our Board of Directors or Remuneration Committee.

The aim of the Remuneration Committee is to award and compensate our officers and employees in a manner which provides incentives for the enhancement of shareholder value, for the successful implementation of our business plan and for continuous improvement in corporate and personal performance. The compensation program is based on a pay-for-performance philosophy and consists of three components: base salary, annual incentive (bonus) paid in cash and long-term equity based incentive.

The Remuneration Committee reviews and recommends the compensation philosophy and guidelines for us which include reviewing the compensation philosophy and guidelines (a) for executive management, for recommendation to the Board for its consideration and approval, and (b) relating to all employees, including annual salary and incentive policies and programs, and material new benefit programs, or material changes to existing benefit programs.

The Remuneration Committee reviews on an annual basis the cash compensation, performance and overall compensation package for each executive officer. It then submits to the Board recommendations with respect to the basic salary, bonus and participation in share compensation arrangements for each executive officer. Receiving recommendations from management for the salaries for our Executive Management and employees, the Remuneration Committee made its recommendations to the Board for approval. In conducting its review of management’s recommendations, the Remuneration Committee was satisfied that all recommendations complied with the Remuneration Committee’s philosophy and guidelines. Additionally the Remuneration Committee at the request of the Board of Directors, has undertaken to retain a firm to prepare a summary regarding current executive compensation environment practices in today’s market and investor expectations.

Reserves Review Committee

The Reserves Review Committee is comprised of Mr. Selser (Chairman) and Messrs. Badwi and Penner. Its responsibilities include:

•	Reviewing our procedures for providing information to the independent qualified reserve evaluator;

•	Annual meetings with the independent qualified reserve evaluator to determine whether there are any restrictions that could affect the ability of the evaluator to report without reservation; and

•	Reviewing our reserve data with management and the independent qualified reserve evaluator.

Attendance at Board and Committee Meetings

For the year ended December 31, 2007, each member of our Board of Directors and each director that was a member of a committee attended at least 75% of all meetings held by the Board of Directors and each committee of which he was a member at the time of the meeting. In addition to the Board of Directors and committee meeting listed above, the Board of Directors held nine special meetings during 2007 to address various corporate issues. Each member of our Board of Directors attended at least 75% of all such meetings held by the Board of Directors if he were a director at the time of the meeting. The following chart discloses the number of Board and Committee meetings held during 2007 and the attendance of each director member.

Director	Board Meetings	Audit Committee	Remuneration Committee	Corporate Governance Committee	Reserves Review Committee
J. Russell Porter	9 of 10 (1)	(2)	(2)	(2)	(2)
Abby F. Badwi	9 of 10	4 of 4	(3)	1 of 1	1 of 1
Robert D. Penner (4)	8 of 8	2 of 2	(3)	(5)	(4)
John M. Selser Sr.	8 of 8	3 of 4	(3)	1 of 1	(5)
Thomas L. Crow (6)	5 of 8	2 of 4	(3)	1 of 1	1 of 1
Richard Kapuscinski (7)	2 of 2	(2)	(3)	1 of 1	1 of 1

(1)	One meeting during 2007 was for independent directors only.
(2)	Not a Committee member.
(3)	No meetings of the Remuneration Committee were held 2007.
(4)	Mr. Penner became a member of our Board of Directors on July 16, 2007.
(5)	Not a Committee member when meeting was held during 2007.
(6)	Mr. Crow resigned from the Board of Directors effective January 1, 2008.
(7)	Mr. Kapuscinski resigned from the Board of Directors effective June 19, 2007

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis explains our compensation objectives, philosophy and practices with respect to our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, who are referred to as named executive officers. These individuals are our only executive officers.

Compensation Philosophy

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	Attract and retain highly talented individuals who will engage in behavior essential to our success;

•	Motivate and reward employee performance that is critical to our success;

•

Align the interests of our named executive officers and our shareholders by motivating our named executive officers to increase shareholder value and rewarding them based on operational and financial success and when shareholder value increases; and

•	Balance annual cash payments and longer term equity compensation.

Our executive compensation is structured to achieve these goals through our mix of short-term cash payments and long-term equity compensation.

Elements of Executive Compensation and Rationale

There are three key elements to our compensation: base salary, annual cash bonus awards and stock-based compensation. We believe that a combination of these three elements balances rewards for current performance and longer term corporate objectives as measured, among other things, by operational successes, common share performance and creation of shareholder value. The terms of the named executive officers’ employment, including their compensation and other benefits, are set forth in employment agreements, described below.

Role of the Remuneration Committee, its Consultant and Management

Executive compensation is the responsibility of the Remuneration Committee (for purposes of this analysis, the “Committee”). The Committee operates under a written charter, or the “Terms of Reference”, adopted by the Board of Directors. Abby F. Badwi, Robert D. Penner and John M. Selser Sr. are members of the Board of Directors and members of the Committee. Mr. Badwi is the Committee Chairman. Each member of the Committee qualifies as an independent director under the American Stock Exchange listing standards and under the Exchange Act.

The aim of the Committee is to award and compensate officers and employees in a manner which provides incentives for the enhancement of shareholder value, for the successful implementation of our business plan and for continuous improvement in corporate and personal performance. The compensation program is based on a pay-for-performance philosophy.

The Committee reviews and recommends the compensation philosophy and guidelines for us, which include reviewing the compensation philosophy and guidelines (a) for executive management, for recommendation to the Board for its consideration and approval, and (b) relating to all employees, including annual salary and incentive policies and programs, and material new benefit programs or material changes to existing benefit programs.

During 2007, the Committee engaged Thomas J. Reno & Associates, Inc. (“TJR”), a consulting firm experienced in executive compensation, which has access to national compensation surveys and our compensation information. TJR’s responsibilities include”

•	Providing recommendations on compensation based on review of the compensation of our peer group (as described below);

•	Gathering and analyzing publicly available proxy data from the peer group and other peer group data;

•	Analyzing pay survey data and analyses provided by our management;

•	Reviewing and advising on the performance measures to be used in bonus formulas and equity awards; and

•	Reviewing and advising on target bonus levels, actual year end bonus calculations and the design and size of equity awards.

These peer companies reviewed by TJR included Abraxas Petroleum Corp., Exploration Company of Delaware, Gasco Energy Inc., GMX Resources Inc., Harvest Natural resources Inc., NGAS Resources Inc., Toreador Resources Corp., Transmeridian Exploration Inc. and Warren Resources Inc. TJR reviewed the amount or form of executive and director compensation, as well as periodic detailed analyses of peer group executive salaries, cash bonus awards and other incentive compensation bonus awards and other incentive compensation awards, such as stock options and restricted common stock grants. This information is used by the Committee to insure that base salaries and other benefits are reasonable and competitive with those offered by our peer group to their executives.

Our Chief Executive Officer also plays an important role in the executive compensation process and is closely involved in assessing the performance of our named executive officers and making recommendations regarding base salary, bonus targets, performance measures and weighting and equity compensation for these executive officers. The compensation of our Chief Financial Officer and Chief Operating Officer is determined by the Committee, after receiving the recommendations of the Chief Executive Officer as to what he considers to be fair compensation for our named executive officers. The recommendations are based on an assessment of the Chief Financial Officer’s and Chief Operating Officer’s responsibilities and performance, our performance and the market in which we compete for executive talent. The Chief Executive Officer attends those portions of the meetings of the Committee that are related to the Chief Financial Officer’s and Chief Operating Officer’s compensation. The compensation of our Chief Executive Officer is determined by the Committee. In determining the compensation of the Chief Executive Officer, the Committee takes into account the Chief Executive Officer’s responsibilities and performance, our performance and the market in which we compete for executive talent. The Chief Executive Officer does not attend any meetings related to his compensation.

Our Chief Financial Officer also plays an important role in our executive compensation process. Our Chief Financial Officer makes recommendations to the Committee regarding the structure of the annual cash bonus awards program and the size of such awards. These recommendations are drawn from our Chief Financial Officer’s previous work experience and informal surveys of the annual cash bonus programs of other similar sized companies and other oil and natural gas companies.

Benchmarking of Compensation

When making compensation decisions, we also look to the compensation of our named executive officers relative to the compensation paid to similarly-situated executives at other organizations that are similar in size and operations to us. During 2007, TJR provided us with competitive compensation data from our peer group as well as business and technical considerations. In 2007, we used three primary resources to identify competitive compensation relevant to our named executive officers:

•	TJR;

•	2007 U.S. Energy Compensation Survey; and

•	SEC disclosure data for similarly sized organizations within the natural gas and oil industry.

Third-party survey data, such as that provided by TJR and information from other resources and industry contacts, is considered when evaluating external competitiveness. We use this data to ensure that we are maintaining a level of compensation that is both commensurate with our size and sufficient to retain personnel we consider essential. In reviewing comparative data, we do not engage in benchmarking for the purpose of establishing compensation levels relative to any predetermined point. In the Committee’s view, third-party survey data provides insight into external competitiveness but is not an appropriate single basis for establishing compensation levels. This is primarily due to the differences in the size of comparable companies and the lack of sufficient appropriate matches to provide statistical relevance. Our preference is that performance, rather than third party survey data, should drive executive compensation. The Committee seeks the input of our Chief Executive Officer in evaluating the performance of all of our executive officers, excluding himself. Our Chief Financial Officer assists in the gathering of information regarding the employment market assessment.

In the processes used by the Committee to establish and adjust executive compensation levels, third party-survey data is considered, along with performance, experience and the potential of the individual to contribute to our operations and growth. The Committee can exercise both positive and negative discretion in relation to the compensation awards and its allocation between cash and non-cash awards. The Committee has the authority to approve, deny and suggest alternative compensation packages.

Elements of Executive Compensation and Rationale

We entered into employment agreements with J. Russell Porter, our President and Chief Executive Officer, and Michael A. Gerlich, our Chief Financial Officer, effective February 24, 2005 and May 17, 2005, respectively. The agreements with Messrs. Porter and Gerlich set forth, among other things, annual compensation, and adjustments thereto, minimum bonus payments, termination provisions, fringe benefits, termination and severance provisions. The agreements automatically renew annually; however, they may be terminated at any time with or without cause. We and Jeffery C. Pettit, our Chief Operating Officer, entered into a letter agreement on August 21, 2007. The letter agreement sets forth, among other things, Mr. Pettit’s initial base salary, a guaranteed 2007 bonus, fringe benefits, such as vacation and medical insurance coverage, and severance provisions for his at will employment, which may be terminated at any time by us or Mr. Pettit with or without cause. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information on employment agreement to the named executive officers.

Base Salary. Base salary represents the fixed element of the named executive officers’ cash compensation. The base salary reflects economic consideration for each individual’s level of responsibility, expertise, skills, knowledge, experience and performance. Base salaries for our named executive officers are reviewed annually. Each of our named executive officer’s initial annual salary is set for the terms of their respective employment agreement but may be adjusted upward or downward at each anniversary date of each officer’s employment at the discretion of the Committee. The base salary amounts for Messrs. Porter and Gerlich have been set at $450,000 and $275,000 respectively. Mr. Pettit’s letter agreement with us set his initial base salary at $285,000. A description of the material terms of each named executive officer’s employment agreement is provided in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements”.

In 2007, the Committee made no changes to the base salary amounts for any of our named executive officers, based on the Committee’s determination that the existing base salaries were competitive and appropriate in light of the named executive officers’ tenure with us and the overall level of corporate activity.

Annual Cash Bonus Awards. Our cash bonus awards reflect our philosophy to pay for performance. These awards provide our named executive officers, as well as our other employees on the same basis, with an opportunity to earn an annual cash bonus based on an evaluation of individual performance and us achieving certain operational and financial performance targets. At the beginning of each year, the Committee approves a target cash bonus pool, which equals the sum of a bonus target percentages of each employee times each employee’s annual salary. The targeted bonus percentages for named executive officers was determined using the experiences of the members of the Committee, the review of cash bonus awards of named executive officers with other companies, many of which have substantially more resources to evaluate such matters, and on informal surveys with other companies. At the end of each year, our performance is evaluated against certain specific operational and financial target criteria. Each criterion is given a certain weighting, with a majority of the weighting allocated to operational factors. In developing the appropriate target criteria and their respective weightings, the Committee analyses the relative importance of each of the target criteria to our business strategy for the upcoming fiscal year. Criteria and weightings used in 2007 were:

•	Achieving a target average annual production per day for the year (20%);

•	Achieving a target total proved reserves (20%);

•	Achieving specific Texas average (per Mcfe) finding and development costs and controllable lifting costs (20%);

•	Achieving specific overall per Mcfe average cash general and administrative expense (5%);

•	Achieving specific level of operating cash flow (25%); and

•	Accomplishing certain financing goals during the year (10%).

Performance above or below the targeted criteria results in a calculated increase or decrease in the cash bonus pool. Certain minimum targets are also established for the individual criteria which, if not met, results in no bonus being earned for that criterion. At the end of the year, an approved bonus pool is calculated based on the bonus pool criteria accomplishments. The amount of the calculated bonus pool is subject to adjustment and final approval by the Committee. As a result of our 2007 operational and financial performance, we surpassed all of the performance targets except one operational criterion. This would have resulted in a calculated bonus pool of an amount equal to 250% of the target cash bonus pool. In its discretion, the Committee reduced the calculated bonus pool to an amount equal to 150% of the target cash bonus pool.

For 2007, the Committee determined that Mr. Porter’s target cash bonus would be 50% of his annual compensation based on the reasons described above. As a result of our operational and financial performance, he was awarded a cash bonus of $337,500, or 75% of his base salary in 2007, which is equal to 150% of his target bonus. He received an amount based on the same formula applicable to all employees of 1.5 times targeted cash bonus. His 2007 bonus reflected his leadership in raising significant debt and equity capital to finance our expanded exploration activities in East Texas and Australia, as well as us meeting and exceeding the operational and financial targets described above.

For 2007, the Committee determined that Mr. Gerlich’s target cash bonus would be 35% of his annual compensation based on the reasons described above. As a result of our operational and financial performance, he was awarded a cash bonus of $145,000, or 53% of his base salary in 2007, which is equal to 150% of his target bonus. He received an amount based on the same formula applicable to all employees of 1.5 times targeted cash bonus. His 2007 bonus recognized his financial skills used to successfully raise significant debt and equity capital to finance our expanded exploration activities in East Texas and Australia, providing the leadership in the successful completion of the Sarbanes Oxley compliance process, including IT compliance, as well as us meeting and exceeding the operational and financial targets described above.

For 2007, the Committee determined that Mr. Pettit’s target cash bonus would be 25% of his annual compensation based on the reasons described above. In 2007, he was awarded a cash bonus of $40,000, or 38% of his base salary, pro rated for the period he was employed by us during the year. He received an amount based on the same formula applicable to all employees of 150% of targeted cash bonus. His 2007 bonus recognized his contribution to the overall improvement in operational activities since becoming our Chief Operating Officer, as well as us meeting and exceeding the operational and financial targets described above.

In 2007, a significant factor in determining the 150% of multiplier to calculate the level of cash bonus awards was our substantially improved exploration and operational results, as compared to those of 2006, and the substantial increase in year end proved reserves.

Cash Retention Payment Award. We are involved in a number of litigation matters, where an adverse ruling could have a material adverse effect on us. Retention of our named executive officers and all other employees has become a meaningful consideration in our overall compensation package. As a result of the uncertainties created by this situation, the Board of Directors at the Committee’s recommendation approved cash retention payment awards for the named executive officers, as well as all other employees. Each named executive officer and other of our current employees who are still employed by us on January 31, 2009 will receive a cash retention payment equal to their target bonus. The cash incentive bonus awards for Messrs. Porter, Gerlich and Pettit are calculated to be $225,000, $96,250 and $71,250.

Stock-based Compensation. We believe that equity compensation is the most effective means of linking compensation provided to our named executive officers with long-term operational success and increases in shareholders’ value. The Board of Directors has discretionary authority to determine granting and vesting periods of stock option and restricted common share grants. We use stock-based compensation as a long-term vehicle because we believe:

•	Stock-based compensation align the interests of named executive officers and our other employees with those of the shareholders;

•	The vesting period incorporated into stock-based compensation fosters a longer term perspective necessary for staff retention, stability and continuity; and

•	Stock-based compensation helps to provide a longer term balance to our overall compensation program.

Historically, we used stock options as the equity compensation vehicle. In mid-2007, we began using grants of restricted common shares to employees as a compensation vehicle, rather than stock options. This change occurred in response to the Committee’s judgment that to retain and attract qualified employees we needed a more definable deferred monetary incentive than was being provided by stock option grants. Currently, restricted common shares are granted to new hires at the time of employment and to all others, including our named executive officers, in the first half of the year, as determined by the Committee. The 2007 grants of restricted common shares vest one-third on the second, third and fourth anniversaries of the grant. This vesting schedule was based on the Chief Executive Officer’s belief that a vesting schedule that delayed the initial vesting of shares until the second anniversary of the grant provides more incentive for retention of employees than might be provided by a shorter initial vesting period.

Although we do not anticipate using stock option grants for employees in the future, we have utilized stock option grants as the equity compensation vehicle for our directors, although this may change in the future.

In July 2007, Messrs. Porter and Gerlich received a restricted common share grant for an aggregate of 225,000 and 137,500 of our restricted common shares, respectively. The restricted common shares granted to Messrs. Porter and Gerlich were part of a larger annual grant of restricted common shares to employees designed to retain and provide additional employee incentives.

The number of restricted common shares is calculated by multiplying 50% times the employee’s base salary. For 2007, TJR recommended that the target bonus percentage be 100% of base salary based on their review of the compensation practices of our peer companies. The Committee determined that the target bonus percentage for 2007 would be 50% of each employee’s base salary. In making this determination, the committee also considered other factors, such as Mr. Porter’s leadership and his success during the year in raising significant debt and equity capital to finance our expanded exploration activities in East Texas and Australia, Mr. Gerlich’s contribution during the year in raising significant equity capital to finance our expanded exploration activities in East Texas and Australia and our successful completion and compliance with the Sarbanes Oxley Act, and Mr. Pettit’s guidance in the overall improvement in our operational activities.

Mr. Pettit joined us as Chief Operating Officer in August 21, 2007. As a part of his employment package, Mr. Pettit received a restricted common share grant for an aggregate of 112,500 restricted common shares.

Perquisites. The named executive officers are eligible to participate in the same comprehensive benefits as are offered to all full-time employees. Additionally, Mr. Porter’s employment agreement provides that we will pay or reimburse him up to $25,000 for his membership dues in clubs and/or organizations as are reasonable and customary for a senior executive officer and will reimburse him for the cost of a yearly executive physical examination and all required or recommended medical testing in connection with that yearly examination. During 2007, we paid, or reimbursed, Mr. Porter a total of $73,138. See footnote 3 to “Summary Compensation Table” for details of payment of perquisites to Mr. Porter in 2007.

During 2007, other than the comprehensive benefits offered to all full-time employees, neither Mr. Gerlich nor Mr. Pettit received any perquisites having a value over $10,000 in aggregate.

Post Termination or Change of Control Compensation and Benefits

On March 23, 2007, our Board of Directors approved a change of control severance plan, as amended February 15, 2008, covering all employees, including the named executive officers. The purpose of the severance plan is to promote stability and continuity of management and employees in the event a change of control transaction should occur. Pursuant to the terms of their respective employment agreements and the provisions of our change of control severance plan, Messrs. Porter, Gerlich and Pettit are entitled to receive certain post termination compensation and benefits. These benefits were determined in the negotiations with each individual and were based on what the Board of Directors determined were elements of a competitive compensation arrangement at the time or as set forth in the Employee Change of Control Severance Plan. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change of Control” below.

REMUNERATION COMMITTEE REPORT

Board of Directors of Gastar Exploration Ltd.

The Remuneration Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions referred to above, the Remuneration Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the year ended December 31, 2007 and in this proxy statement on Schedule 14A.

GASTAR EXPLORATION LTD. REMUNERATION COMMITTEE

/s/ ABBY F. BADWI
Abby F. Badwi

/s/ ROBERT D. PENNER
Robert D. Penner

/s/ JOHN M.SELSER SR.
John M. Selser Sr.

The above Report of the Remuneration Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Securities Exchange Act, except to the extent we specifically incorporates this proxy statement by reference therein.

Summary Compensation and Awards

The following table and discussion below sets forth information about the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Restricted Common Shares (2)	All Other Compensation (3)	Total
J. Russell Porter	2007	$450,000	$337,500	$770,030	$89,152	$73,138	$1,719,820
Chairman, President and Chief Executive Officer	2006	$450,000	$225,000	$944,655	$—	$95,892	$1,715,547

Michael A. Gerlich	2007	$275,000	$145,000	$441,507	$54,482	$—	$915,989
Vice President and Chief Financial Officer	2006	$275,000	$96,000	$583,221	$—	$—	$954,221

Jeffery C. Pettit (4)	2007	$104,865	$40,000	$—	$22,558	$—	$167,423
Vice President and Chief Operating Officer

(1)	The fair values of stock option awards are determined by using the Black-Scholes-Merton valuation model as of the date of grant, as set forth in SFAS 123R. See Note 8 – Equity Compensation Plans – Determining Fair Value under SFAS 123R to our consolidated financial statements, which begins on Page F-1 of our Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of assumptions made in the valuation of option awards. The fair value at the date of grant is amortized using the “graded-vesting method”, which recognizes compensation costs over the requisite service period for each separately vesting tranche of an award as though the award were, in substance, multiple awards. The amounts shown in these column represent the stock-based compensation expense for the years ended December 31, 2007 and 2006, prior to a 5.0% deduction for estimated forfeitures, attributable to stock options and restricted common share grants that was attributable to all stock options and restricted common shares granted to the named executive officer and outstanding during each respective year that is recognized by us in that respective year. During 2007, total fair value attributable to restricted common share grants to Messrs. Porter, Gerlich and Pettit as of the date of grant was $495,000, $302,500 and $187,875, respectively. During 2006, total fair value attributable to stock options granted to Messrs. Porter and Mr. Gerlich as of the date of grant was $1,677,646 and $1,035,262, respectively.
(2)	Grant date fair value of restricted common share awards is equal to the closing price of our common shares on the day prior to the date of grant times the number of common shares granted. This fair value is used to determine the stock-based compensation expense, as shown in our consolidated financial statements. The amounts shown in these column represent the stock-based compensation expense for the year ended December 31, 2007 prior to a 5.0% deduction for estimated forfeitures, attributable to restricted common share grants that was attributable to all restricted common shares granted to the named executive officer and outstanding during each respective year that is recognized by us in that respective year. During 2007, total fair value attributable to restricted common share grants to Messrs. Porter, Gerlich and Pettit as of the date of grant was $281,250, $171,875 and $140,625, respectively.
(3)

Of the $73,138 shown for Mr. Porter in 2007, $16,610 related to the rental and related utility costs for an apartment in Houston, Texas; $10,800 related to the rental of an office in Miami, Florida (our Chief Executive Officer’s city of residence); $13,569 related to the use of a rental car while in Houston; $18,821 related to airfare between Houston and Miami, $9,000 related to our contribution to Mr. Porter’s 401-K plan and the balance of $4,338 was for club dues. Each of the items was incurred by or on behalf of Mr. Porter in the ordinary course of business or for his convenience and was considered a reasonable perquisite for a senior executive officer.

Of the $95,892 shown for Mr. Porter during 2006, $19,962 related to the rental and related utility costs for an apartment in Houston, Texas; $41,264 related to the rental of an office in Miami, Florida (our Chief Executive Officer’s city of residence); and $13,274 related to the use of a rental car while in Houston. The balance of $21,392 was related to airfare between Houston and Miami, club dues, an executive health physical examination and our contribution to Mr. Porter’s 401(k) plan. Each of the items was incurred by or on behalf of Mr. Porter in the ordinary course of business or for his convenience and was considered reasonable and customary perquisites for a senior executive officer.

As permitted by the rules promulgated by the SEC, no amounts are shown for Messrs. Gerlich and Pettit with respect to all other compensation received in 2007 and 2006, as the total value of all perquisites and personal benefits during the year was less than $10,000 per year.

(4)	Mr. Pettit commenced his employment with us on August 21, 2007.

The following table shows certain information about the number of restricted common shares granted to our named executive officers during the year ended December 31, 2007. There were no stock option grants to named executive officers in 2007.

Grants of Plan-Based Awards Table

For the Year Ended December 31, 2007

Name	Grant Date	Number of Restricted Shares of Stock	Number of Securities Underlying Options	Exercise or Base Price of Awards	Grant Date Fair Value of Awards (1)
J. Russell Porter (2)	07/03/07	225,000	—	$2.20	$495,000

Michael A. Gerlich (2)	07/03/07	137,500	—	$2.20	$302,500

Jeffery C. Pettit (3)	08/27/07	112,500	—	$1.67	$187,875

(1)	Grant date fair value of restricted common share awards is equal to the closing price of our common shares on the day prior to the date of grant times the number of common shares granted. This fair value is used to determine the compensation expense, as shown in our consolidated financial statements.
(2)	The 07/03/07 grant of restricted common shares to Messrs. Porter and Gerlich vest 33.3% on 07/03/09, 07/03/10 and 07/03/11.
(3)	The 08/27/07 grant of restricted common shares to Mr. Pettit vest 33.3% on 08/27/09, 08/27/10 and 08/27/11.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a narrative of our various compensation plans and the general terms of each:

2002 Stock Option Plan. Our 2002 Stock Option Plan was approved and ratified by our shareholders in July 2002. It authorizes the our Board of Directors to issue stock options to directors, officers, employees and our consultants and our subsidiaries to purchase a maximum of 25.0 million common shares. Stock option grant expirations vary between five and 10 years. The vesting schedule has varied from two years to four years but generally has occurred over a four-year period at 25% per year beginning on the first anniversary date of the grant. Stock options issued pursuant to our 2002 Stock Option Plan have an exercise price determined by the Board of Directors, but that exercise price cannot be less than the market price on the date immediately prior to the date of grant as reported by any stock exchange on which our common shares are listed. If a stock option granted under our 2002 Stock Option Plan expires or terminates for any reason in accordance with the terms of our Stock Option Plan, the unpurchased common shares subject to that stock option become available for other stock option grants.

In April 2004, the Board of Directors amended the provisions of our 2002 Stock Option Plan to specifically incorporate a provision to provide for stock options to be exercised on a cashless basis, whereby we issue to the optionee the number of common shares equal to the stock option exercised, less the number of common shares which when multiplied by the market price at the date of exercise equals the aggregate exercise price for all of the common shares exercised. As of December 31, 2007, stock option grants covering the issuance of 10,173,750 common shares were outstanding under the 2002 Stock Option Plan.

2006 Gastar Long-Term Stock Incentive Plan. On June 1, 2006, our shareholders approved the 2006 Gastar Long-Term Stock Incentive Plan. The 2006 Gastar Long-Term Stock Incentive Plan authorizes our Board of Directors to issue stock options, stock appreciation rights, bonus stock awards and any other type of award established by the Committee which is consistent with the Plan’s purposes to our directors, officers and employees and our subsidiaries covering a maximum of 5.0 million common shares. The contractual life and vesting period for a grant will be determined by the Board of Directors at the time grant is awarded. The vesting period for restricted common stock grants during 2007 was over four years, with one-third vesting on the second, third and fourth anniversaries of the date of grant. As of December 31, 2007, only grants covering the issuance of 1,096,000 restricted common shares were outstanding under the 2006 Gastar Long-Term Stock Incentive Plan.

All stock options incorporate the following features:

•	Existing grants have a term of five or 10 years;

•	Grant price is not less than the closing market price on the date immediately prior to the date of grant;

•	Grants do not include “reload” provisions;

•	Repricing of options is prohibited, unless approved by the shareholders; and

•	Stock options vest over a period of time that is determined by the Board of Directors.

In 2006 and a portion of 2007, stock options were granted to new hires at the time of employment and to all other employees, including our named executive officers, around the time of our annual meeting of shareholders. The Board of Directors has discretionary authority to determine granting and vesting periods of stock options. Typically, vesting periods have been over a four-year period with 25% vesting on the first, second, third and fourth anniversary dates. Certain stock options granted in 2006 to our Chief Executive Officer and certain technical managers vest over two years. Other stock options granted on the same date to the Chief Financial Officer and other employees vest over three years. The stock option awards having shorter vesting periods were granted to provide additional shorter term incentive to our named executive officers, certain technical and other employees.

Pursuant to our incentive plans, the Board of Directors has designated the Remuneration Committee as the entity to administer the granting of stock options, restricted common stock grants and other forms of stock-based compensation. Grants are determined by the Committee, based on the recommendations of our Chief Executive Officer, except in the case of grants awarded to the Chief Executive Officer. In determining a grant to named executive officers, the Committee has taken into account the named executive officer’s position, the scope of his responsibilities, his ability to affect profits and shareholder value and the individual’s past and current individual performance and corporate performance.

Employee Change of Control Severance Plan. A change of control is defined in the severance plan to mean (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the board of directors or (3) a sale or other disposition of all or substantially all of our assets. The change of control severance plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our named executive officers but does provide change of control severance benefits to the named executive officers only if they are greater than the severance benefits provided under the employment agreement. The change of control severance plan does not allow for any duplication of severance benefits.

For the named executive officers, the change of control severance plan provides that if a named executive officer’s employment is terminated within two years following a change of control for any reason other than (i) death, (ii) disability, (iii) by us for “cause” or (iv) by the named executive officer for other than a “good reason”, the named executive officer will receive a lump-sum payment equal to a multiple that is equal to the applicable severance period, as set forth in the change of control severance plan, times the sum of (1) his annual salary and (2) annual target bonus.

The following summarizes the severance periods and target bonus percentages for the named executive officers set forth in the change of control severance plan:

	Severance Period in Years	Target Bonus Percentage
Chief Executive Officer	3.00	50%
Chief Financial Officer	2.50	35%
Vice President (Chief Operating Officer)	2.00	25%

Additionally, during the applicable severance period, named executive officers would receive reimbursement for the cost of COBRA continuation health care coverage, less the amount charged at the time of termination to the employee for their medical coverage.

If the named executive officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the named executive officer will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment.

If the individual’s employment is terminated within six months prior to a change of control and it is reasonably shown to have been in connection with the change of control, then the change of control will be treated with respect to that employee as having occurred prior to his or her termination.

Employment Agreements. We entered into employment agreements with J. Russell Porter, our President and Chief Executive Officer; and Michael A. Gerlich, our Chief Financial Officer, effective February 24, 2005 and May 17, 2005, respectively. The agreements with Messrs. Porter and Gerlich set forth, among other things, annual compensation, and adjustments thereto, minimum bonus payments, fringe benefits, termination and severance provisions. The agreements renew annually; however, they may be terminated at any time with or without cause. Jeffery C. Pettit, our Chief Operating Officer, entered into an employment letter agreement on August 21, 2008. The letter agreement sets forth, among other things, Mr. Pettit’s initial base salary, a guaranteed 2007 bonus, fringe benefits and severance provisions for Mr. Pettit’s, which may be terminated at any time by us or Mr. Pettit with or without cause.

Mr. Porter’s employment agreement provides that he is entitled to an annual bonus in an amount that may take the form of cash compensation, the award of stock or stock options, royalty rights or otherwise and that he shall receive an annual cash bonus equal to at least 20% of his annual base salary. The employment agreement further provides that the bonuses shall reflect not only the results of the our operations and business, but his contribution as President and Chief Executive Officer.

Mr. Porter’s employment agreement also provides that his employment shall terminate (i) without notice upon his death; (ii) without notice upon his “Disability”, as defined in his employment agreement; (iii) upon six month’s written notice to us by Mr. Porter for any or no reason, with or without cause; (iv) upon one year’s written notice to Mr. Porter by us for any or no reason, with or without cause; or (v) by us without prior notice upon a showing of “Reasonable Cause”, as defined in his employment agreement. If he is terminated by us for any reason other than cause, he will receive severance pay of two years total compensation. The severance payment will consist of the payment of Mr. Porter’s W-2 compensation earned in the calendar year coincident with or immediately preceding Mr. Porter’s termination of employment, payable over the appropriate number of weeks after termination of employment (the “Severance Pay Period”) and continuation of health insurance for Mr. Porter and his family at our expense during the Severance Pay Period. If Mr. Porter dies during the Severance Pay Period, severance pay and health benefits will continue for the benefit of his eligible beneficiary during the remainder of the Severance Pay Period.

Mr. Gerlich’s employment agreement provides that the Committee may on a yearly basis, or more frequently, award Mr. Gerlich a discretionary bonus or bonuses based not only on the positive results of our operations and business, but Mr. Gerlich’s contribution as Chief Financial Officer. Such bonuses may take the form of cash compensation, the award of stock or stock options, royalty rights or otherwise. Mr. Gerlich’s employment agreement also provides that his employment shall terminate (i) without notice, upon his death; (ii) without notice, upon his “Disability”, as defined in his employment agreement; (iii) upon two month’s written notice to us by Mr. Gerlich for any or no reason, with or without cause; (iv) if there is a “change of control”, as defined in his employment agreement and that “change in control” results in a material change in the scope of Mr. Gerlich’s duties and responsibilities such that he terminates his employment; (v) upon two month’s written notice to Mr. Gerlich by us for any or no reason, with or without cause and (vi) or by us without prior notice, upon a showing of “Reasonable Cause”, as defined in his employment agreement. If he is terminated by us for any reason other than cause, he will receive severance pay of two years annual gross salary, exclusive of bonuses received, stock options granted or exercised, or other non cash compensation. The severance payment will be calculated on the basis of his then current annual salary, to be earned in Mr. Gerlich’s then current employment year coincident with or immediately preceding the notice of termination of employment, payable in equal amounts over 100 weeks (the “Severance Pay Period”). There will be continuation of health insurance for Mr. Gerlich and his family at our expense during the Severance Pay Period. If Mr. Gerlich dies during the Severance Pay Period, severance pay and health benefits will continue for the benefit of his eligible beneficiary during the remainder of the Severance Pay Period.

Mr. Pettit’s employment agreement provides that he or us may terminate his employment and any time, with or without cause. If he is terminated by us for cause (as defined in his employment agreement), he will not be eligible for severance or other compensation; except for, accrued annual salary to the date of termination. If he is terminated by us without cause during his first two years, he will receive 1.0 times his annual salary plus stock options or restricted common shares vested prior to the date of termination. If he is terminated by us without cause after his second year of employment, he will receive 1.5 times his annual salary plus stock options or restricted common shares vested prior to the date of termination. Any severance or other compensation shall be paid over the termination period. We may terminate Mr. Pettit’s employment if a disability results in Mr. Pettit being unable to work for more than 90 days; provided, however, this will not apply to injury occurring while performing job duties.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each named officer’s total compensation that we paid in the form of base salary and cash bonus for the year 2007.

Percentage of Total Compensation
J. Russell Porter	46%
Michael A. Gerlich	46%
Jeffery C. Pettit	87%

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Not Vested (1)
J. Russell Porter (2)	750,000	250,000	$3.48	08/04/09	—	—
	37,500	112,500	$4.89	04/05/16	—	—
	500,000	500,000	$2.32	07/14/16	—	—
	—	—	—	—	225,000	$281,250

Michael A. Gerlich (3)	125,000	125,000	$3.57	06/24/10	—	—
	62,500	187,500	$5.11	01/16/16	—	—
	25,000	75,000	$4.89	04/05/16	—	—
	100,000	200,000	$2.32	07/14/16	—	—
	—	—	—	—	137,500	$171,875

Jeffery C. Pettit (4)	—	—	—	—	112,500	$140,625

(1)	The closing price of our common share on December 31, 2007 was $1.25.
(2)	The 250,000 unexercisable stock options granted to Mr. Porter that expire on 08/04/09 (grant date of 08/04/04) vest 100% on 08/04/08. The exercise price was denominated at CDN$3.41. At the exchange rate on 12/31/07, this exercise price equates to $3.48. The 112,500 unexercisable stock options granted to Mr. Porter that expire on 04/05/16 (grant date of 04/05/06) vest 33.3% on 04/05/08, 04/05/09 and 04/05/10. The exercise price was denominated at CDN$4.80. At the exchange rate on 12/31/07, this exercise price equates to $4.89. The 500,000 unexercisable stock options granted to Mr. Porter that expire on 07/14/16 (grant date of 07/14/06) vest 50% on 07/14/08 and 07/14/09. The exercise price was denominated in United States dollars at $2.32. The 225,000 restricted common shares granted to Mr. Porter on 07/03/07 vest 33.3% on 07/03/09, 07/03/10 and 07/03/11.
(3)	The 125,000 unexercisable stock options granted to Mr. Gerlich that expire on 06/24/10 (grant date of 06/24/05) vest 50% on 06/24/08 and 06/24/09. The exercise price was denominated at CDN$3.50. At the exchange rate on 12/31/07, this exercise price equates to $3.57. The 187,500 unexercisable stock options granted to Mr. Gerlich that expire on 01/16/16 (grant date of 01/16/06) vested 33.3% on 01/16/08, 06/16/09 and 06/16/10. The exercise price was denominated at CDN$5.01. At the exchange rate on 12/31/07, this exercise price equates to $5.11. The 75,000 unexercisable stock options granted to Mr. Gerlich that expire on 04/05/16 (grant date of 04/05/06) vest 33.3% on 04/04/08, 04/04/9 and 04/04/10. The exercise price was denominated at CDN$4.80. At the exchange rate on 12/31/07, this exercise price equates to $4.89. The 200,000 unexercisable stock options granted to Mr. Gerlich that expire on 07/14/16 (grant date of 7/14/06) vest 50% on 07/14/08 and 07/14/09. The exercise price was denominated in United States dollars at $2.32. The 137,500 restricted common shares granted to Mr. Gerlich on 07/03/07 vest 33.3% on 07/03/09, 07/03/10 and 07/03/11.
(4)	Mr. Pettit joined us as our Chief Operating Officer on August 27, 2007. He was granted 112,500 restricted common shares as a condition of his employment that vest 33.3% on 08/27/09, 08/27/10 and 08/27/11.

Option Exercises and Stock Vested

During the year ended December 31, 2007, no restricted common shares that were granted to the named executive officers vested, and no stock options were exercised by the named executive officers. The named executive officers have no other outstanding stock awards other than those shown above.

Potential Payments Upon Termination or Change of Control

The table below discloses the amount of compensation and/or other benefits due to the named executive officers in the event of their termination of employment, including, but not limited to, in connection with a change in control. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such date and are estimates of the amounts which would be paid to the named executive officers upon their respective termination. The actual amounts to be paid out can only be determined at the time the executive is terminated.

Named Executive Officer and Post Termination Benefits	Termination for Other than Reasonable Cause (1)	Constructive Termination and Termination in Connection with Change of Control (2)	Termination for Reasonable Cause (3)	Death (4)	Disability (4)
J. Russell Porter
Salary	$1,350,000	$2,025,000	$—	$1,350,000	$1,350,000
Accrued vacation	51,924	51,924	51,924	51,924	51,924
Paid health and medical	27,265	27,265	—	22,474	27,265
Parachute tax gross-up payment (5)	—	847,832	—	—	—
Equity compensation (6)	—	281,250	—	—	—

Total	$1,429,189	$3,233,271	$51,924	$1,424,398	$1,429,189

Michael A. Gerlich
Salary	$550,000	$928,126	$—	$550,000	$550,000
Accrued vacation	15,865	15,865	15,865	15,865	15,865
Paid health and medical	27,265	27,265	—	22,474	27,265
Parachute tax gross-up payment (5)	—	340,861	—	—	—
Equity compensation (6)	—	171,875	—	—	—

Total	$593,130	$1,483,992	$15,865	$588,339	$593,130

Jeffery C. Pettit
Salary	$285,000	$712,501	$—	$—	$—
Accrued vacation	3,398	3,398	3,398	3,398	3,398
Paid health and medical	—	27,265	—	—	—
Parachute tax gross-up payment (5)	—	—	—	—	—
Equity compensation (6)	—	140,625	—	—	—

Total	$288,398	$883,789	$3,398	$3,398	$3,398

(1)

Per Mr. Porter’s employment agreement, if he is involuntarily terminated for any reason other than for reasonable cause (as defined in his employment agreement) and if proper notice is received, Mr. Porter will be entitled to a severance payment equal to two years (“Severance Pay Period”) of the most recent annual gross salary (as shown on his W-2 inclusive of cash bonuses paid) to be paid over 104 weeks after termination. For 2007, this amount was $675,000. If Mr. Porter timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan (currently 18 months). As of December 31, 2007, the cost for health and medical coverage for Mr. Porter and his family was $1,515 per month. If Mr. Porter dies during the Severance Pay Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan, for the remaining portion of the Severance Pay Period. At December 31, 2007, the maximum cost over the 24 month Severance Pay Period would be $22,464 at $936 per month. Mr. Porter currently is entitled to 20 working days of vacation per year. He would receive a lump-sum cash payment of his unused vacation time of up to 10 days that are not used during each year employed. As of December 31, 2007, Mr. Porter had available 19.25 days of available accrued but unused vacation pay. In addition, effective on Mr. Porter’s termination for any reason, the unvested portion of all stock options held by Mr. Porter will immediately vest. If Mr. Porter elects to terminate his employment without proper notice, all unvested stock options would be forfeited. All other terms and conditions of his stock options will remain unchanged, including provision that all stock option will terminate 90 day after termination. As of December 31, 2007, Mr. Porter had 1,287,500 stock options that were vested and 862,500 stock options were not vested. On December 31, 2007, the exercise prices of all of Mr. Porter’s stock options were greater than the market price of our common shares. Upon termination for any reason, all of Mr. Porter’s unvested stock options shall vest and be exercisable for period of 90 days. Additionally, on December 31, 2007, he had 225,000 restricted common shares that had not vested having a value on that date of $281,250.

Per Mr. Gerlich’s employment agreement, if he is involuntarily terminated for any reason other than for reasonable cause (as defined in their employment agreement), he will be entitled to a severance payment equal to two years (“Severance Pay Period”) of the most recent annual gross salary (as shown on his W-2 exclusive of cash bonuses paid) to be paid over 100 weeks after termination. If Mr. Gerlich timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan (currently 18 months). As of December 31, 2007, the cost for health and medical coverage for Mr. Gerlich and his family was $1,515 per month. If Mr. Gerlich dies during the Severance Pay Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan, for the remaining portion of the Severance Pay Period. At December 31, 2007, the maximum cost over the 24 month Severance pay Period would be $22,464 at $936 per month. In addition, Mr. Gerlich will receive a lump-sum cash payment of his unused vacation time of up to10 days per each year employed up to a maximum of 15 days. As of December 31, 2007, Mr. Gerlich had 14.25 days of available accrued but unused vacation pay. Per Mr. Gerlich’s stock option agreements, he will have 90 days after termination to exercise all vested options. As of December 31, 2007, Mr. Gerlich had 312,500 stock options that were vested and 587,500 stock options that were not vested. The exercise prices of all of Mr. Gerlich’s stock options were greater than the market price of our common shares on December 31, 2007. Additionally, on December 31, 2007, he had 137,500 restricted common shares that had not vested having a value on that date of $171,875.

Per Mr. Pettit’s employment agreement, if he is involuntarily terminated for any reason other than for reasonable cause (as defined in their employment agreement), he will be entitled to a severance payment equal to one year of the most recent annual gross salary (as shown on his W-2 exclusive of cash bonuses paid) to be paid over 52 weeks after termination. In addition, Mr. Pettit will receive, unless termination is for cause, a lump-sum cash payment of his unused vacation time. As of December 31, 2007, Mr. Pettit had 3.1 days of available accrued but unused vacation pay. Additionally, as of December 31, 2007, Mr. Pettit has no stock option grants but had 112,500 restricted common shares that had not vested having a value on that date of $140,625.

(2)	Our Employee Change of Control Severance Plan provides that if there is a change of control, covered employees, including named executive officers, will receive a lump sum cash payment equal to the applicable severance period times the sum of the covered employees annual pay and target bonus. Mr. Porter’s severance period is 3, and his annual salary and 50% target bonus at December 31, 2007 was $450,000 and $225,000, respectively. Mr. Gerlich’s severance period is 2.5, and his annual salary and 35% target bonus at December 31, 2007 was $275,000 and $96,250, respectively. Mr. Pettit’s severance period is 2, and his annual salary and 25% target bonus at December 31, 2007 was $285,000 and $71,250, respectively. The Employee Severance Change of Control Plan provides that if there is a change of control, covered employees, including named executive officers, will be receive reimbursement of COBRA costs. Other termination or severance compensation is determined by the individual named executive officer’s employment agreement.
(3)

Per their respective employment agreements, we are not obligated to pay any amounts to Messrs. Gerlich or Mr. Porter, other than accrued and unused vacation days and their pro-rata base salary through the date of his termination of employment, as a result of a termination for reasonable cause (as defined in their respective employment agreements). We have no obligation to pay Mr. Pettit any amounts if termination is for reasonable cause.

(4)	Per their respective employment agreements, if Mr. Porter’s or Mr. Gerlich’s employment terminates due to death, his eligible beneficiary will be entitled to receive his severance payment over the severance period described in footnote 1 above. If Messrs. Porter’s or Gerlich’s employment terminates due to a disability (as defined in their respective employment agreements), he shall be entitled to receive a severance payment in the form and amount as determined in footnote 1 above. We have no obligation to pay Mr. Pettit any amount; except for accrued and unused vacation pay.
(5)	Our Employee Change of Control Severance Plan provides that if the named executive officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the named executive officer will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment (the “gross-up payment”). To determine Mr. Porter’s amount of the gross-up payment, Mr. Porter’s “base amount” was calculated using the five-year average of his compensation for the years 2002-2006. In the case of Mr. Gerlich, the amount is calculated using the two-year average of his W-2 earnings for 2006 and his annualized salary plus paid bonus for 2005, as his employment with us commenced in mid-2005. The payments received in connection with the change of control in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” as provided by Section 280G of the Code. If the total of all “parachute payments” is equal to or greater than three times the base amount, the amount of the excess parachute payment will be subject to the excise tax. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2007, (b) the closing price of our stock was $1.25 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there is no state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted.
(6)	The Gastar Employee Change of Control Severance Plan provides that if there is a transaction that results in a change of control and the surviving entity does not assume or convert the awards, then such awards will immediately vest. For the purpose of this disclosure, we have assumed the surviving entity does not assume or convert the awards. The amount shown is the product of the number of restricted shares held by the named executive officer times the closing price of our common shares on December 31, 2007, or $1.25 per common share.

The employment agreements of Messrs. Porter, Gerlich and Pettit generally use the following terms:

“Reasonable Cause” means any of the following (a) an act or omission that amounts to dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including the willful violation of any of our policies or procedures; (b) a felony conviction; (c) a breach of any material term of the employment agreement; (d) the refusal to perform any services that the named executive officer is required to perform under the employment agreement; or (e) with respect to Mr. Porter’s agreement only, an act that is determined by the vote of two-thirds of the shareholders to constitute “Reasonable Cause” or to be detrimental to our best interests.

“Disability” means the inability to perform the functions essential to the named executive officer’s position with or without accommodation during a continuous 12 month period, due to physical or mental illness of the named executive officer. The date of disability is the last day of the 12 month period. Successive periods of illness or injury that are due to the same or related causes are considered one period of disability unless the named executive officer returns to work full-time for three successive months. Except that Mr. Pettit’s employment agreement defines “disability” as the inability to perform all duties of his job for more than ninety days.

Mr. Gerlich’s employment agreement describes a “change of control” as a “change of control” as a result of a sale of all or substantially all of our assets, purchase of over 50% of our stock, or through merger, consolidation, corporate restructuring or otherwise.

The Employee Change of Control Severance Plan generally uses the following terms:

A “change of control” means (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the board of directors or (3) a sale or other disposition of all or substantially all of our assets.

“Involuntary Termination” means any termination of employment that occurs within two years following a Change of Control and which (1) does not result from a voluntary resignation by the covered employee (except for Good Reason), (2) results from a resignation by the Covered Employee for Good Reason, but (3) does not result from a termination by us for Cause, as a result of the covered employee’s death or Disability, or because the covered employee declined to accept an offer of comparable employment from the successor employer.

“Good Reason” means the occurrence of any of the following after a Change of Control: (1) relocating the covered employee’s place of employment without his consent to a place outside of the 35-mile radius of his previous place of employment, (2) reducing the covered employee’s annual base salary or materially reducing his benefits that were provided immediately prior to the Change of Control, (3) ou material breach of the Employee Change of Control Severance Plan, (4) a purported termination of the covered employee’s employment for Cause by us that does not otherwise comply with the terms of the Employee Change of Control Severance Plan, or (5) a substantial reduction in the covered employee’s position or responsibilities. In certain circumstances, the occurrence of one of these events within six months prior to the Change of Control may be “Good Reason.”

Our Employee Change of Control Severance Plan provides that if any payment made, or benefit provided, to or on behalf of a covered employee pursuant to the plan or otherwise (“Payments”) results in a covered employee being subject to the excise tax imposed by Section 409 of the Code (or any successor or similar provision) (“Excise Tax”), we shall, as soon as administratively practicable, pay such covered employee an additional amount in cash (the “Additional Payment”) such that after payment by the covered employee of all taxes, including, without limitation, any taxes imposed on the Additional Payment, such Covered Employee retains an amount of the Additional Payment equal to the Excise Tax imposed on the Payments. Such determinations shall be made by our independent certified public accountants.

Mr. Porter’s employment agreement contains a confidentiality provision applicable both during the term of his employment and following his termination of employment. Pursuant to the confidentiality provision, Mr. Porter agrees to hold in confidence and not disclose any confidential information about our business, except as required in the ordinary course of performing his employment duties with us. A breach of this confidentiality provision could result in a reasonable cause termination. Mr. Porter’s employment agreement further provides that, for a period of two years after his termination of employment with us for a reason other than reasonable cause, (six months if terminated for reasonable cause), Mr. Porter shall not, directly or indirectly, compete with us.

Mr. Gerlich’s employment agreement provides that, unless specifically pre-approved by the Chief Executive Officer in writing, which approval may not be unreasonably withheld, Mr. Gerlich will not directly compete (as defined in the employment agreement) with us for a period of two years following his termination of employment.

Mr. Pettit’s employment agreement contains a confidentiality provision applicable both during the term of his employment and following his termination of employment. Pursuant to the confidentiality provision, he agrees to hold in confidence and not disclose any confidential and proprietary information about our business, except as required in the ordinary course of performing his employment duties with us. A breach of this confidentiality provision could result in a reasonable cause termination.

DIRECTOR COMPENSATION

Since November 2005, directors who are not employees receive the following fees:

•	$7,500 for all meetings attended in person;

•	$1,500 per meeting attended telephonically; and

•	$500 per committee meeting attended in person.

Directors who are not employees are eligible to receive stock option grants under our stock option plans. During the fiscal year ended December 31, 2007, stock options were issued to the Messrs. Badwi, Crow, Penner and Selser to purchase 150,000, 100,000, 200,000 and 100,000 common shares, respectively. Each stock option vests over a four-year period (25% on the first anniversary of the grant and 25% on each of the second, third and fourth anniversaries of the grant) and expires 10 years from the date of grant. The stock options granted to Messrs. Badwi and Crow have an exercise price of $2.20 per common share. Mr. Penner’s stock option has an exercise price of $2.19. Mr. Selser’s 2007 stock options consist of two grants, one for 200,000 common shares and another for 100,000 common shares, having exercise prices of $2.17 and $2.20 per share, respectively.

The following table shows certain information about directors’ compensation for the year ended December 31, 2007:

Director Compensation Table

	Fees Earned or Paid in Cash	Option Awards (1)	Total
Abby F. Badwi	$45,000	$327,439	$372,439
Thomas L. Crow (2)	$24,000	$190,790	$214,790
Richard A. Kapuscinski (3)	$9,500	$161,572	$171,072
Robert D. Penner (4)	$36,000	$58,629	$94,629
John M. Selser Sr. (5)	$34,000	$114,323	$148,323

(1)	We have granted to our directors stock options in addition to their specified compensation to be paid as directors. These grants are, in part, to compensate our directors for the stricter regulatory role in which they have to operate and to provide them with incentives to remain as a director by offering them a long-term stake in our potential future value. The fair values of stock option awards were determined in accordance with SFAS 123R by using the Black-Scholes-Merton valuation model as of the date of grant. See Note 8 – Equity Compensation Plans – Determining Fair Value under SFAS 123R to our consolidated financial statements, which begins on Page F-1, for a discussion of assumptions made in the valuation of option awards. The amounts shown in this column represents the stock-based compensation expense, prior to a 5.0% deduction for estimated forfeitures, attributable to stock options grants that is recognized by us for the year ended December 31, 2007 that was attributable to all stock options granted to the Directors and outstanding during the year. During 2007, Messrs. Badwi, Crow, Penner and Selser were awarded stock options to purchase 150,000, 100,000, 200,000 and 100,000 common shares, respectively. As of December 31, 2007, Messrs. Badwi, Crow, Penner and Selser held stock options to purchase an aggregate of 950,000, 500,000, 200,000 and 300,000 common shares. Total fair value attributable to stock options granted to Messrs. Badwi, Crow, Penner and Selser during 2007 as of the date of grant was $168,975, $112,650, $225,700 and $112,650, respectively. Mr. Kapuscinski resigned as a director of the Board effective June 19, 2007 and received no stock based compensation grants in 2007. In determining the number of stock options granted to directors, consideration was given to the number of stock options previously granted to the directors. Additional consideration was given to Mr. Badwi, who served as the chairman of the Audit Committee, as well as other committees of the Board of Directors. Additional consideration also was given to Mr. Penner, who replaced Mr. Badwi as Chairman of the Audit Committee.
(2)	Mr. Crow resigned as a director of the Board of Directors effective January 1, 2008.

(3)	Mr. Kapuscinski resigned as a director of the Board effective June 19, 2007.
(4)	Mr. Penner became a director of the Board effective July 16, 2007.
(5)	Mr. Selser became a director of the Board effective April 4, 2007.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2007, the compensation committee of our Board of Directors, which we refer to as the Remuneration Committee, was comprised of Messrs. Badwi (Chairman), Crow, Kapuscinski and Selser, who replaced Mr. Kapuscinski upon his resignation as a director of the Board of Directors on June 19, 2007. Mr. Crow resigned from the Board of Directors effective January 1, 2008. Currently, our Remuneration Committee is comprised of Messrs. Badwi, Penner and Selser. None of our named executive officers serves as a member of the board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on our Board of Directors or Remuneration Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about the beneficial ownership of common shares by:

•	Each of our directors;

•	Named Executive Officers listed in the Summary Compensation Table set forth under the caption “Compensation of Executive Officers and Directors” below;

•	All of our Named Executive Officers and directors as a group; and

•	Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.

Unless otherwise indicated and subject to community property laws where applicable, management believes that all persons named in the following table have sole voting and investment power over all common shares reported as beneficially owned by them.

The following table is based upon information supplied by officers, directors, certain named individuals, principal shareholders and from documents filed with the SEC. Applicable percentages are based on 208,204,570 common shares outstanding on May 1, 2008, subject to adjustment for each beneficial owner as described above. To the knowledge of our directors and executive officers, as of May 1, 2008, no person, firm or corporation own, directly or indirectly, or exercise control or direction over voting securities carrying more than 5% of the voting rights attached to any class of our voting securities, except as indicated in the below.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent Common Shares Outstanding
Our greater than 5% shareholders:

Chesapeake Energy Corporation (2)	33,908,836	16.3%
6100 North Western Avenue, Oklahoma City, OK 73118

Palo Alto Investors, LLC (2)	23,876,100	11.5%
470 University Avenue, Palo Alto, CA 94301

Ospraie Management, LLC (2)	18,308,100	8.8%
320 Park Avenue, 27th Floor, New York, NY 10022

GeoStar Corporation (3)	15,767,524	7.6%
2480 W. Campus Drive, Building C, Mt. Pleasant, MI 48858

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent Common Shares Outstanding
Our Directors, who are not employees: (4)
Abby F. Badwi (5)	441,667	*
Robert D. Penner	—	*
John M. Selser Sr. (6)	50,000	*

Our named executive officers: (4)
J. Russell Porter, Chairman, President, Chief Executive Officer and Chief Operating Officer (7)	3,605,000	1.7%
Michael A. Gerlich, Vice President and Chief Financial Officer (8)	425,000	*
Jeffery C. Pettit, Vice President, Chief Operating Officer	—	*

Directors and named executive officers, as a group (6 persons)	4,521,667	2.1%

*	Less than 1%.
(1)	Unless otherwise indicated and subject to community property laws where applicable, management believes that all persons named in the following table have sole voting and investment power over all common shares reported as beneficially owned by them.
(2)	Consists of common shares owned directly.
(3)	The number of common shares shown as beneficially owned by GeoStar is based on its most recent Form 13D filing with the SEC dated July 24, 2006. We have reasons to believe that GeoStar beneficially owns significantly less than 5% of our outstanding common shares.
(4)	The contact address for our directors and named executive officers is 1331 Lamar Street, Suite 1080, Houston, Texas 77010.
(5)	Consists of 441,667 common shares common shares underlying stock options that currently are vested or will vest or be exercisable within 60 days of March 10, 2008 regardless of price.
(6)	Consists of 50,000 common shares underlying stock options that currently are vested or will vest or be exercisable within 60 days of March 10, 2008 regardless of price.
(7)	Consists of 2,280,000 common shares owned directly and 1,325,000 common shares underlying stock options that currently are vested or will vest or be exercisable within 60 days of March 10, 2008 regardless of price.
(8)	Consists of 25,000 common shares owned directly and 400,000 common shares underlying stock options that currently are vested or will vest or be exercisable within 60 days of March 10, 2008 regardless of price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chesapeake Energy Corporation

On November 4, 2005, we completed an integrated transaction with Chesapeake Energy Corporation (“Chesapeake”) whereby Chesapeake acquired 27,151,641 of our newly issued common shares equal to 19.9% of the then outstanding common shares, acquired a 33.3% working interest in our Bossier play in the Hilltop area of East Texas and formed an area of mutual interest to explore jointly in 13 counties in East Texas. As part of this transaction, Chesapeake paid an additional $7.8 million, before fees and expenses, to reimburse us for Chesapeake’s pro rata share of leasehold interests acquired and to pay a disproportionate amount of future drilling costs in exchange for an undivided 33.3% of our leasehold working interests in the deep Bossier Hilltop prospect, less and except 160 acres surrounding each existing well bore. Chesapeake agreed to pay 44.44% of the drilling costs through casing point in the first six wells drilled by the parties in the Hilltop prospect to a depth sufficient to test the deep Bossier formation (an approximate depth of 19,000 feet) in order to earn its 33.33% leasehold working interest. The leasehold reimbursement was recorded as a reduction to natural gas and oil property cost.

As a result of its purchase of common shares, Chesapeake has the right to negotiate exclusively with us for a period of 30 days on any proposed sale of assets. Additionally, Chesapeake has the right, with certain exceptions, to maintain its percentage ownership of us, on a fully diluted basis, by participating in future stock issuances and has the right to an observer being present at meetings of the Board of Directors.

On November 11, 2006 and May 23, 2007, Chesapeake acquired an additional 5,000,000 of our common shares and 1,757,195 of our common shares, respectively, in private placement transactions. As of December 31, 2007, Chesapeake owned 33,908,836 of our common shares, or 16.3% of our outstanding common shares.

Arbitration and Litigation with GeoStar Corporation and Affiliates

We are party to various litigation matters arising out of the normal course of business. The ultimate outcome of the matters discussed below cannot presently be determined, nor can the liability that could potentially result from an adverse outcome be reasonably estimated at this time. We do not expect that the outcome of these proceedings will have a material adverse effect on our financial position, results of operations or cash flow. The more significant litigation matters associated with our officers, directors and 5% shareholders are summarized below.

Arbitration against GeoStar and Affiliates. On October 18, 2006, in connection with 10 wells to be drilled in Victoria, Australia on the jointly owned EL 4416 exploration license operated by GeoStar Corporation, Gastar Exploration Ltd. (for the purposes of this description, “the Company”) sent a letter to GeoStar demanding the arbitration of certain disputed issues and interpretations under a Participation and Operating Agreement (“POA”) with GeoStar and its subsidiaries. Among other items, the claims the Company presented for resolution in arbitration include claims relating to GeoStar’s demands for cash calls under the POA while simultaneously asserting that certain provisions of the POA, including overhead reimbursement rates, need to be renegotiated on terms that the Company believes are not reasonable or within industry standards. The Company has also requested that GeoStar’s Australian subsidiary provide a record title assignment of the Company’s beneficial interests in EL 4416, the exploration license in the Gippsland Basin property in Victoria, Australia. The Company has approximately $9.9 million invested in EL 4416 as of December 31, 2007. GeoStar contends that the Company is not entitled to the record title assignment notwithstanding the Company’s significant investment. The Company’s former Chairman of the Board is a major shareholder and President of GeoStar. GeoStar has voluntarily dismissed its efforts to enjoin the arbitration from proceeding and has answered and asserted counterclaims. Those counterclaims include (a) a request for a declaration that the Company has no rights to participate in brown coal projects in EL 4416, (b) a request for a declaration that the Company did not earn an interest under the POA as to certain wells the Company drilled in East Texas, (c) breach of contract for failure to pay certain bills and expenses and (d) breach of contract to pay for employee expenses and services. The Company, which denies and intends to vigorously defend each of these counterclaims, contends that it has participation rights to the full scope of EL 4416 under the terms of the POA and that the Texas wells were drilled on lands to which the Company obtained rights under separate 2005 Purchase and Sale Agreements. The three-member arbitration panel has been appointed. An arbitration hearing is currently scheduled for June 2008, but the hearing date is subject to change.

Gastar Exploration, Ltd., Gastar Exploration Texas, Inc., f/k/a First Texas Development, Inc., Gastar Exploration Texas LLC, f/k/a Bossier Basin, LLC, and Gastar Exploration Texas LP, f/k/a First Source Gas, LP v. GeoStar Corporation, First Source Texas, Inc., First Source Bossier, LLC, and First Texas Gas, LP. In July 2007, the Company filed a lawsuit in Robertson County, Texas against GeoStar and affiliates seeking relief in connection with the failure by GeoStar and its affiliates to execute formal assignments of certain leases that were omitted from the schedule of leases attached to the assignments executed by GeoStar affiliates in June 2005 pursuant to Purchase and Sale Agreements covering Texas properties of GeoStar and its affiliates. The lawsuit asks the court to decree that in the transaction evidenced by the Purchase and Sale Agreements, affiliates of the Company acquired title to all properties in Texas in which GeoStar and its affiliates owned an interest and that GeoStar and its affiliates are obligated to execute formal assignments with regard to all such leases. GeoStar and one of its affiliates have filed a challenge to the Texas court’s jurisdiction. Additionally, GeoStar and certain of its affiliates have also filed counterclaims in this litigation, which are described below and in the section below entitled “GeoStar Look Back Developments”.

Gastar Exploration Ltd., Gastar Exploration USA, Inc. f/k/a First Sourcenergy Wyoming Inc., Gastar Exploration New South Wales, Inc., f/k/a First Sourcenergy Group, Inc., Gastar Exploration Victoria, Inc. f/k/a First Sourcenergy Victoria, Inc.,, Gastar Exploration Texas, Inc., f/k/a First Texas Development, Inc., Gastar Exploration Texas LLC, f/k/a Bossier Basin, LLC, and Gastar Exploration Texas LP, f/k/a First Source Gas, LP v. GeoStar Corporation. In July 2007, the Company and affiliates filed a lawsuit in the District Court of Harris County, Texas against GeoStar in connection with GeoStar’s failure to deliver to the Company and its affiliates the corporate records of the Company and to its affiliates that have been retained by GeoStar. Representatives of the Company and its affiliates previously demanded return of the corporate records retained by GeoStar, but GeoStar failed to return the records. The lawsuit asks the court to decree that the Company and its affiliates are entitled to possession of the corporate records and order their return to the Company and its affiliates. The lawsuit also seeks recovery of actual and punitive damages, costs, and attorney’s fees. GeoStar has now delivered some of the requested records that are the subject of this litigation to the Company, and the Company has requested that GeoStar deliver additional records. Additionally, GeoStar and certain of its affiliates have also filed counterclaims in this litigation, which are described below and in the section below entitled “GeoStar Look Back Developments”.

Gastar Exploration, Ltd., Gastar Exploration Texas, Inc., f/k/a First Texas Development, Inc., Gastar Exploration Texas LLC, f/k/a Bossier Basin, LLC, and Gastar Exploration Texas LP, f/k/a First Source Gas, LP v. GeoStar Corporation, First Source Texas, Inc., First Source Bossier, LLC, and First Texas Gas, LP. In August 2007, the Company and certain affiliates filed a second lawsuit in Robertson County, Texas, seeking a declaratory judgment that the Company and its affiliates have complied with the Look-Back provisions of the Texas Purchase and Sale Agreements that are the subject of the other Robertson County, Texas lawsuit referenced above, that the Company and its affiliates have complied with the provisions of the Texas Purchase and Sale Agreements relating to the drilling of wells, and that GeoStar and its affiliates hold no farm-in interest in properties owned by the Company’s affiliates. GeoStar and one of its affiliates have filed a challenge to the Texas court’s jurisdiction. The defendants also have generally denied the allegations made in the lawsuit. Additionally, GeoStar and certain of its affiliates have also filed counterclaims in this litigation, which are described in the following paragraph and in the section below entitled “GeoStar Look Back Developments.”

Although it previously contested jurisdiction in Texas, GeoStar (together with certain of its affiliates) has as of January and February 2008 asserted counterclaims in all three Texas lawsuits similar to claims GeoStar had previously asserted and dismissed in the Michigan lawsuit described below. The counterclaims relate to Texas properties that were the subject of Purchase and Sale Agreements entered into in 2005, under which the Company acquired the interests of GeoStar-affiliated entities in properties in Texas. Specifically, GeoStar claims that the Company breached the Purchase and Sale Agreements by failing to provide information in connection with contingent “Look Back” payments under provisions of the Purchase and Sale Agreements, and by failing to make payments allegedly due to GeoStar under the Look-Back provisions, arising out of alleged changes in reserves following the sale of the Texas properties in June 2005. Although requesting only damages in an unspecified amount, GeoStar contends in the counterclaim that it would have been entitled under the Purchase and Sale Agreements to approximately 1.7 billion Gastar common shares. GeoStar also claims that the Company failed to timely comply with provisions of the Purchase and Sale Agreements relating to the drilling of 20 wells on the properties conveyed under the Purchase and Sale Agreements and by failing to drill and test at least two wells in the Travis Peak formation in Texas, allegedly entitling GeoStar to unspecified damages related to a farm-in interest under which it was allegedly entitled to the right to drill, complete, and operate wells in the Travis Peak formation on certain acreage. The Company intends to vigorously defend the counterclaims. The Company has moved to abate the Harris County proceedings with respect the counterclaims in favor of the earlier-filed Robertson County proceedings. Certain information that may be relevant to this matter is set forth below in the section below entitled “GeoStar Look Back Developments”.

GeoStar Corporation and West Virginia Gas Corporation v. Gastar Exploration Ltd. and J. Russell Porter. On July 27, 2007, the Company was served with a lawsuit filed by GeoStar and one of its affiliates, West Virginia Gas Corporation, in federal court in Saginaw, Michigan. GeoStar asserted a broad range of claims against the Company and its current chief executive officer, J. Russell Porter.

GeoStar initially sought in the Michigan suit to enjoin the Company’s arbitration against GeoStar and its affiliates. GeoStar has now voluntarily dismissed that request with prejudice.

GeoStar also claims in the Michigan suit that the POA was cancelled effective January 1, 2005, and that the parties have operated under oral contracts since that date. GeoStar asserts that the Company has breached the alleged oral contracts by allegedly failing to pay joint interest billings, authorizations for expenditures, and cash calls relating to operations or proposed operations on EL 4416 in Australia and West Virginia properties, in an unspecified amount exceeding $75,000. GeoStar also claims that the Company has breached alleged agreements to reimburse GeoStar for various payments and services allegedly performed by GeoStar and its personnel and paid on behalf of the Company by GeoStar. GeoStar claims that the amounts of the payments and the value of the services exceed $10.0 million. GeoStar alternatively alleges that if there was no contract covering those payments and services, it allegedly is entitled to reimbursement on equitable principles. On January 15, 2008, the federal court granted the Company’s motion to dismiss these claims for failure to state a claim on which relief could be granted. GeoStar filed a motion asking that the Court reconsider that ruling or permit it to replead the claims. On February 8, 2008, the federal court denied the motion to reconsider but granted GeoStar permission to replead those claims, which it did on February 22, 2008. In repleading those claims, GeoStar has restated the prior claims for oral agreement to reimburse certain expenses or equitable entitlement to reimbursement of certain expenses, and it specifies a number of items for which GeoStar is allegedly entitled to reimbursement from the Company. Pursuant to these claims, which are substantially duplicated by certain of the counterclaims GeoStar pursues in the arbitration, GeoStar seeks approximately $17.0 million. The Company filed a response to these claims on March 7, 2008.

GeoStar also asserted claims in the Michigan lawsuit relating to Texas properties that were the subject of Purchase and Sale Agreements entered into in 2005. GeoStar has voluntarily dismissed those claims without prejudice from the Michigan lawsuit and re-asserted similar claims in pending litigation in Harris and Robertson Counties, Texas, as discussed above and below under “GeoStar Look Back Developments.”

West Virginia Gas Corporation (WVGC), an affiliate of GeoStar, also asserts claims against the Company’s current chief executive officer, alleging that the Company and its current chief executive officer tortiously interfered with an alleged contract between WVGC and certain West Virginia individuals and entities. According to the lawsuit, these individuals and entities allegedly promised to give their oil, gas, and coalbed methane opportunities in West Virginia and Pennsylvania to WVGC. WVGC alleged that Gastar and its chief executive officer caused those individuals and entities to establish and use new business entities to allegedly conceal opportunities from West Virginia Gas Corporation and to funnel them to the Company, the Company’s chief executive officer and the West Virginia individuals and entities. On January 15, 2008, the federal court dismissed these claims to the extent they were brought by GeoStar and to the extent they were brought against the Company. The court denied our chief executive’s motions to dismiss WVGC’s claim and a motion to reconsider that denial. Our chief executive intends to vigorously defend the claim.

GeoStar Look Back Developments. The Purchase and Sale Agreements between GeoStar and the Company relating to certain East Texas properties acquired by the Company in 2005 (the “PSAs”) contain a “Look Back” provision that is the subject of claims in three of the previously described lawsuits with GeoStar. Under the 2005 PSAs, GeoStar conveyed interests in certain Texas properties to the Company and was paid an agreed $43.5 million in consideration for the properties (including cash, 8.6 million shares of Company common stock, and promissory notes), subject to certain purchase price adjustments relating to the period prior to closing. The interests conveyed by the PSAs comprise a portion of the security for the notes and the Guarantees.

Under the Look Back provision, two Look Back payments are to be calculated based in part on changes in proved and probable reserves attributable to certain of the Company’s leasehold interests over certain periods of time ending June 30, 2006 and 2007. If a Look Back payment is due to GeoStar under the PSAs, the PSAs require the payment to be effected through the issuance of the Company’s stock.

The PSAs provide that the calculation of the Look Back payment shall be based upon reserve estimates reported by Netherland Sewell & Associates, Inc. (“NSA”), or in certain circumstances, based upon an average of the NSA estimates and estimates obtained by GeoStar from an independent, professionally certified reservoir engineering firm utilizing the same regulatory requirements and reserve calculation guidelines as those employed by NSA in its estimates. Based on the NSA reserves estimate and the Look Back calculations set forth in the PSAs, the Company believes that no additional issuance of Company common shares is due GeoStar under the Look Back provision.

On November 1, 2007, GeoStar informed the board of directors of our Parent that it intended to submit a reserve report for purposes of the June 30, 2006 and 2007 Look Back analyses showing that the gross reserves attributable to the Company’s leasehold interests are substantially greater than those reflected in the NSA reserve reports on which the Company’s Look Back analyses were based. On November 7, 2007, GeoStar submitted a reserve report to the Company that reported a substantially greater reserve estimate than the estimates in the NSA reserve report.

On November 14, 2007, the Company received a reserve report of T.J. Smith & Company, Inc. (“T.J. Smith”) as well as a demand letter from GeoStar’s counsel (the “Demand Letter”) in which GeoStar asserted a purported right under the PSAs to receive additional shares of Gastar stock as a Look Back payment. In the Demand Letter, GeoStar asserts that T.J. Smith has estimated that the total proved and probable reserves in the Company’s Texas properties attributable to 100% of the working interest amount to 2.15 trillion cubic feet of gas, a number which is approximately fourteen times more than the proved and probable reserves estimated by NSA, the engineering firm selected by the parties in the PSAs. On the basis of that reserves estimate, GeoStar asserts in the Demand Letter that it is entitled to a Look Back payment of approximately 1.7 billion Gastar common shares, which if issued would constitute approximately 89% of the Company’s common equity and would result in a change in control of the Company under the Company’s debt agreements. In the Demand Letter, GeoStar further asserts that if its demand is not met, it will pursue remedies that may include reclaiming operatorship over certain of the Company’s Texas properties, rescission of the PSAs resulting in return of the properties covered by the PSAs and consideration paid, and unspecified injunctive relief. The Company does not believe that GeoStar is entitled to these remedies.

The Company believes that GeoStar’s assertions are without merit. The Company believes that the T.J. Smith reserve report was submitted in bad faith and does not meet the requirements of the PSAs because, among other things, it does not follow the same regulatory requirements and reserve calculation guidelines as those employed by NSA, as required by the terms of the PSAs. In addition, GeoStar has asserted that the Look Back analysis should be based on changes in reserves attributable to the entirety, or 8/8ths, of the Company’s leasehold interests with respect to its Texas properties, rather than on changes in reserves attributable to GeoStar’s net revenue interest in those properties as of the effectiveness of the PSAs, as the Company believes. The Company is pursuing discovery of data pertinent to the T.J. Smith report and GeoStar’s contentions relating thereto and will continue to evaluate the Company’s legal positions and options based on such discovery.

The Company intends to vigorously defend itself against GeoStar’s assertions. However, an unfavorable outcome in litigation relating to the Look Back could have a material adverse effect on the Company were GeoStar to obtain issuance of the requested shares and obtain control of the Company, rescission of the PSAs, or other relief to which it asserted it was entitled in the November demand letter. A change in control of the Company as a result of an issuance of shares to GeoStar may require the Company to refinance substantially all of its indebtedness under its existing debt agreements, which refinancing may not be obtainable or may not be on terms as favorable as under current debt agreements. Although the Company does not currently anticipate the need to access the equity capital markets through 2008 to continue its business plan, until these issues are resolved in whole or in significant part, it will be difficult for the Company to raise capital through the sale of equity.

In 2007, the Company recorded a $1.4 million litigation settlement expense accrual related to a proposed settlement with GeoStar regarding the various GeoStar arbitration and litigation matters. The settlement proposal was never finalized. At December 31, 2007, the Company had a receivable from GeoStar of approximately $3.7 million that was fully reserved due to the various litigation matters.

Policies Relating to Related Party Transactions

Our written policy or procedure for the review, approval or ratification of related party transactions is set forth in the Terms of Reference for the Audit Committee. The Audit Committee reviews and approves all related party transactions. In the course of its review, the Audit Committee considers the nature of the transactions and the costs to be incurred by us or payments to us; an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to us from unrelated parties; the business advantage we would gain by engaging in the transaction; and an analysis of the significance of the transaction to us and to the related party. As a matter of course, any Audit Committee member that cannot be viewed as independent will withhold his vote, declaring his interest in the transaction. A vote of a majority of the remaining members is required to approve a related party transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of information furnished to us, we believe that all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were complied with during the year ended December 31, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2007, the compensation committee of our Board of Directors, which we refer to as the Remuneration Committee, was comprised of Messrs. Badwi (Chairman), Crow, Kapuscinski and Selser, who replaced Mr. Kapuscinski upon his resignation as a director of the Board of Directors on June 19, 2007. Mr. Crow resigned from the Board of Directors effective January 1, 2008. Currently, our Remuneration Committee is comprised of Messrs. Badwi, Penner and Selser. None of our Named Executive Officers serves as a member of the board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on our Board of Directors or Remuneration Committee.

INDEPENDENT ACCOUNTANTS, FEES AND POLICIES

On January 10, 2006, our Board of Directors determined, upon the recommendation of the Audit Committee, to appoint BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2005, replacing BDO Dunwoody LLP, which resigned as auditors effective on the same date. The change in our independent registered public accounting firm was a result of our adoption of United States generally accepted accounting principles.

During the two years ended December 31, 2007 and 2006, there were no disagreements between us and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to BDO Seidman, LLP’s satisfaction, would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreement in connection with its reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent years ended December 31, 2006 and 2007 and subsequent interim periods to the date hereof.

Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Fees

Aggregate fees billed for professional services rendered to us by BDO Seidman, LLP and BDO Dunwoody LLP, for the years ended December 31, 2007 and 2006 were:

	For the Year Ended December 31,
	2007	2006
	(in thousands)
Audit fees:
BDO Seidman, LLP	$542	$243
BDO Dunwoody LLP	46	27

	588	270
Audit related fees:
BDO Seidman, LLP	—	—
BDO Dunwoody LLP	—	—

	—
Tax fees:
BDO Seidman, LLP	—	—
BDO Dunwoody LLP	31	18

	31	18
Total:
BDO Seidman, LLP	542	243
BDO Dunwoody LLP	77	45

Total	$619	$288

The audit fees for the years ended December 31, 2007 and 2006 were primarily for professional services rendered in connection with the audit of our consolidated financial statements, fees related to our compliance with the Sarbanes-Oxley Act of 2002, together with services rendered in connection with quarterly reviews of financial statements and various documents filed with various governmental agencies. Audit related fees primarily include the review of certain documents filed with the SEC, our November 2007 senior secured notes offering and related offering circular, and other accounting related matters. Fees for tax services were for services related to tax compliance, including the preparation of tax returns. During 2007 and 2006, there were no other accounting fees. The Audit Committee has determined that the provision of the non-audit services by BDO Seidman, LLP are compatible with maintaining its independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to its engagement with respect to such services. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE 2008 ANNUAL MEETING

Proposal 1. Fixing the Number of Directors at Four

Our Board of Directors is currently fixed by the shareholders at five members. Four persons have been proposed for election to the Board of Directors at the Annual Meeting. Our Amended and Restated Articles of Incorporation provide that the Board of Directors be comprised of a minimum of three and a maximum of fifteen members. Our Bylaws require the shareholders to fix the number of the Board of Directors. Accordingly, a proposal to fix the number of members of the Board of Directors at four is being presented to shareholders for approval at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE PROPOSAL TO FIX THE NUMBER OF MEMBERS OF THE BOARD OF DIRECTORS AT FOUR.

Proposal 2. Election of the Board of Directors

As of the record date, our Board of Directors consists of four directors, the terms of each of which will expire on the date of the 2008 Annual Meeting of Shareholders. Based upon the recommendation of the Nomination Committee, Messrs. Porter, Badwi and Selser have been nominated for re-election and Mr. Penner has been nominated for election to the Board of Directors at this 2008 Annual Meeting of Shareholders. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board of Directors, or the Board’s size may be reduced accordingly. The Board of Directors is unaware of any circumstances likely to render any nominee unavailable. Our directors hold office until our next annual meeting of shareholders, until successors are elected and qualified or until their earlier resignation of removal. The following biographies set forth information as of May 1, 2008 concerning the nominees for directors.

J. Russell Porter, 46, has been a member of our Board of Directors and has served as our President and Chief Executive Officer since February 2004 and was appointed Chairman of the Board in August 2006. From September 2000 to February 2004, he served as our Chief Operating Officer. Mr. Porter has an energy focused background, with approximately 17 years of natural gas and oil exploration and production experience and five years of banking and investment experience specializing in the energy sector. From April 1994 to September 2000, Mr. Porter served as an Executive Vice President of Forcenergy, Inc., a publicly traded exploration and production company, where he was responsible for the acquisition and financing of the majority of its assets across the United States and Australia. He currently is a director of Caza Oil & Gas, Inc., a publicly traded exploration and development company listed on the Toronto Stock Exchange and the London AIM exchange. Mr. Porter holds a Bachelor of Science degree in Petroleum Land Management from Louisiana State University and a MBA from the Kenan-Flagler School of Business at the University of North Carolina at Chapel Hill.

Abby F. Badwi, 61, has been a member of our Board of Directors since February 2004. Mr. Badwi is an international energy executive with more than 30 years of experience in the exploration, development and production of natural gas and oil fields in North America, South America, Asia, Europe and the Middle East. He currently is Chief Executive and Director of Bankers Petroleum, a Canadian public exploration and production company listed on the TSX and London AIM Exchange with operations in Europe and the USA. From July 2005 to September 2007, he was President, Chief Executive Officer and director of Rally Energy Corp., a public Canadian natural gas and oil company listed on the TSX and the Frankfurt Stock Exchange with operations in Egypt, Pakistan and Canada. Prior to joining Rally Energy, he was the President of Corrundum Energy Ltd, a private natural gas and oil investment and advisory firm from 2003 until 2005. From 2000 until 2003, he was President and CEO of Geodyne Energy Inc., a natural gas and oil venture publicly traded on Canada’s TSX Venture Exchange. Mr. Badwi has been an officer of several Canadian public and private companies, including President and Chief Operating Officer of Carmanah Resources Ltd., a Calgary, Alberta-based company with oil holdings in Canada, Indonesia and Venezuela, and Vice President International Exploration of Sceptre Resources Limited, an natural gas and oil exploration and production company. He is currently a director of Sustainable Energy Technologies Ltd. and Fairmount Energy Inc., both listed on Canada’s TSX Venture Exchange. Mr. Badwi holds a Bachelor of Science degree in petroleum geology from the University of Alexandria, Egypt.

Robert D. Penner, 64, became a member of our Board of Directors effective July 16, 2007. Mr. Penner retired from his position as a senior partner with KPMG LLP in 2004, after a career of advising public and private clients on tax and accounting matters for almost 40 years. He currently serves on the Board of Directors for Corridor Resources Ltd, Storm Cat Energy Corporation, Sustainable Energy Technologies Ltd., Terra Energy Corp. and Unbridled Energy Corporation [give brief business description for each] as well as serving on the Board of Directors or as Executor/Trustee for several private companies and family trusts.

John M. Selser Sr., 49, became a member of our Board of Directors effective March 30, 2007. He has been a partner at Maple Leaf Partners, a Baton Rouge, Louisiana based hedge fund since 2003. From 1992 to 2003, Mr. Selser was an energy equity analyst for several sell-side firms. From 1984 to 1991, Mr. Selser was a petroleum engineer for major oil companies in various domestic drilling, production and reservoir engineering assignments. Mr. Selser holds a Bachelor of Science in both Civil Engineering and Petroleum Engineering from Louisiana State University, Baton Rouge, Louisiana and a Masters of Business Administration from Tulane University, New Orleans, Louisiana.

Messrs. Porter and Selser are citizens of the United States and reside in Florida and Louisiana, respectively, while Messrs. Badwi and Penner are citizens of and reside of and reside in Canada. There are no family relationships between any of our directors or executive officers.

The affirmative vote by the holders of a majority of common shares present and voting is required to elect nominees to the Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Proposal 3.	Ratification of the Appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2008

On March 14, 2008, the Audit Committee recommended and approved the appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2008. We are seeking shareholder ratification of such action.

Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Unless otherwise directed, it is management’s intention to vote the proxies in favor of an ordinary resolution to ratify the appointment of the firm of BDO Seidman, LLP as our independent registered public accounting firm.

The affirmative vote by the holders of a majority of common shares present and voting is required to ratify the appointment of BDO Seidman, LLP.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE FIRM OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

Proposal 4.	To adopt a special resolution authorizing our Board of Directors to effect, at its sole discretion, a reverse stock split, or consolidation, of our issued and outstanding common shares on the basis of one (1) common share for up to a maximum of five (5) common shares outstanding (the “Reverse Split”).

Our Shareholders are asked to consider adopting a special resolution to grant the Board of Directors the authority to effect, in its sole discretion, a Reverse Split of its issued and outstanding common shares at such future date as may be determined by the Board of Directors. The special resolution will provide the Board of Directors the discretion to effect the Reverse Split at any time prior to the date of our annual general meeting of shareholders held during the year 2010, if it determines it is in our best interests to do so.

A Reverse Split is effected under the Business Corporations Act (Alberta) by a consolidation of our share capital pursuant to an amendment to our Amended and Restated Articles of Incorporation, which requires a special resolution of our shareholders to implement. The proposed Special Resolution, the text of which is set forth on Schedule 1, authorizes our Board of Directors to effect a consolidation in the future if our Board of Directors determines such an action to be in our best interests. It also authorizes the directors to not affect the consolidation, and to effect the consolidation on the basis of one (1) common share for up to a maximum of five (5) common shares outstanding, or such fewer number of outstanding common shares (more than one), as the Board of Directors may determine to be in our best interests.

In order to be effective, the Special Resolution requires approval by not less than two-thirds (2/3) of the votes cast by shareholders, present in person or by proxy at the Annual Meeting, in respect of the resolution. Unless otherwise directed, it is management’s intention to vote the proxies in favor of the special resolution to approve the Reverse Split by consolidation.

Reasons for a Reverse Split

It is not our intent to effect a Reverse Split at this time. However, having the future ability to effect a Reverse Split, the Board of Directors would have the flexibility to respond to market and regulatory factors and thereby enhance our foundation from which to advance our business plan and seek additional business opportunities. For instance, the Board of Directors may, in the future, view it to be in our best interests to use a Reverse Split as a means to: raise the share price to levels that would make our shares attractive to new investors, existing investors, certain brokers and institutions; reduce shareholder transaction costs; and to improve liquidity.

Determination of Reverse Split Ratio

If the Special Resolution proposal is adopted and our Board of Directors elects to effect a Reverse Split, our Board of Directors may determine the appropriate reverse split ratio by assessing the following factors:

•

The need to raise our common share price to levels that enable additional institutional investors that are subject to minimum price per share investment restrictions to invest in our common shares; and

•	The need to mitigate any future adverse effect of the listing of our common shares on the American Stock Exchange or the Toronto Stock Exchange resulting from a low trading price per share.

Principal Effects of the Reverse Split

If the Special Resolution proposal is adopted and our Board of Directors elects to effect the Reverse Split, the principal effects of the Reverse Split would include the following:

•	depending on the ratio for the Reverse Split selected by the Board of Directors, up to a maximum of five common shares that you own will be combined into one new common share;

•	the number of our common shares issued and outstanding will be reduced proportionately based on the ratio selected by the Board of Directors;

•

appropriate adjustments will be made to stock options and restricted stock grants under the our stock plans and outstanding warrants in accordance with their terms to maintain the economic value of the grants and warrants;

•

the number of shares reserved for issuance under our existing stock plans will be reduced proportionately based on the ratio selected by the Board of Directors (and any other appropriate adjustments or modifications will be made under the plans);

•

the conversion price of any of our 9.75% convertible senior unsecured debentures outstanding at the time of the implementation of the Reverse Split and the number of shares reserved for issuance upon their conversion will be adjusted based on the ratio selected by the Board of Directors.

The common shares resulting from a Reverse Split will remain fully paid and non-assessable. A Reverse Split will not affect our shareholders’ equity accounts or the public registration of our common shares under the Exchange Act. If a Reverse Split is implemented, neither our name nor our stock symbol will change.

Certain Risks Associated with a Reverse Split

If the Special Resolution proposal is adopted and our Board of Directors elects to effect the Reverse Split:

•

we cannot assure you that the trading price of our common shares will rise or remain constant in proportion to the reduction in the number of shares of that class outstanding before the reverse stock split. For example, based on the AMEX closing price of our common stock on March 31, 2008 of US$1.30 per share, if the Board of Directors were to implement the Reverse Split utilizing the maximum authorized ratio of 1-for-5, we cannot assure you that the post-split market price of our common shares would be $6.50 ($1.30 x 5) per share or greater. In some cases, the market price of a company’s shares may decline after a reverse stock split.

•	we also cannot assure you that a reverse stock split will result in per share stock prices that will attract additional investors or increase analyst coverage.

Fractional Shares

If the Special Resolution proposal is adopted and our Board of Directors elects to effect the Reverse Split, no fractional certificates will be issued in the event that the number of common shares held by a shareholder is not evenly divisible by the number selected by the Board of Directors for the Reverse Split. The number of common shares issuable upon a Reverse Split shall be rounded up to the nearest whole number of shares, which may result in a higher aggregate number of shares outstanding, but would not result in an increased number of shareholders.

Resulting Shares of Common Stock Post-Reverse Split

The following table presents the number of common shares at April 29, 2008 that would have been (a) issued and outstanding, (b) authorized and reserved for issuance and (c) authorized but unreserved upon a 1-for-2 and a 1-for-5 Reverse Split:

	Issued and Outstanding	Authorized and Reserved for Issuance	Authorized but Unreserved

Common Shares outstanding prior to reverse split	208,194,570	16,730,586	Unlimited
Common Shares outstanding after 1-for-2 reverse split	104,097,285	8,365,293	Unlimited
Common Shares outstanding after 1-for-5 reverse split	41,638,914	3,346,117	Unlimited

Certain U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the proposed Reverse Split to us and to a shareholder subject to U.S. federal income taxes (a “U.S. Holder”), if the Special Resolution proposal is adopted and our Board of Directors elects to effect the Reverse Split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. It also does not address taxes applicable under Canadian law. Further, it does not address any state, local or other foreign income or other tax consequences. This summary also assumes that the common shares held immediately prior to the effective time of the Reverse Split (the “old shares”) were, and the new shares received will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment).

We believe that the material U.S. federal income tax consequences of the Reverse Split are as follows:

•	neither we nor our subsidiaries will recognize any gain or loss as a result of the Reverse Split;

•	U.S. Holders will not recognize any gain or loss as a result of the Reverse Split;

•

the aggregate adjusted basis of the common shares a U.S. Holder holds following the Reverse Split will be equal to the U.S. Holder’s aggregate adjusted basis immediately prior to the Reverse Split; and

•

the holding period for the common shares a U.S. Holder continues to hold after the Reverse Split will include the U.S. Holder’s holding period for the common shares held immediately prior to the Reverse Split.

The capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for our common shares is greater than one year as of the effective date of the Reverse Split. The deductibility of capital losses is subject to limitations.

Our view regarding the U.S. tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the reverse stock split.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Special Resolution proposal is adopted, we will file Articles of Amendment with the appropriate consolidation ratio when and if our Board of Directors determines that a Reverse Split is in our best interests and elects to implement the Reverse Split,. The Reverse Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Articles of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing our outstanding common shares will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Split.

Following any Reverse Split, shareholders holding physical certificates will need to exchange those certificates for new certificates, and we expect that our common shares will receive a new CUSIP number. No action will be required on the part of registered shareholders who hold their shares in direct registration form or by shareholders who hold their shares through a brokerage firm or otherwise in “street name”. We will instruct our transfer agent, or a designated exchange agent, to advise registered shareholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to shareholders. No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer or other exchange agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF A SPECIAL RESOLUTION AUTHORIZING THE BOARD OF DIRECTORS TO EFFECT, IN ITS SOLE DISCRETION, A REVERSE SPLIT OF OUR ISSUED AND OUTSTANDING COMMON SHARES BY CONSOLIDATION OF OUR ISSUED AND OUTSTANDING COMMON SHARES ON THE BASIS OF ONE (1) COMMON SHARE FOR UP TO A MAXIMUM OF FIVE (5) COMMON SHARES OUTSTANDING.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder who wishes to submit a proposal for inclusion in the proxy materials for our 2009 Annual Meeting must comply with Rule 14a-8 under the Exchange Act. Under Rule 14a-8, such proposal must be submitted to our Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than January 27, 2009. However, if the date of the 2009 annual meeting of shareholders is more than 30 days from June 20, 2009, the deadline is a reasonable time prior to our printing of the proxy materials, which deadline will be communicated to the shareholders in our public filings.

ADDITIONAL INFORMATION

Additional information relating to us is on SEDAR at www.sedar.com and filed with the SEC at www.sec.gov. Shareholders may contact us to request copies, furnished at no charge, of our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and the financial schedules, if any, but not including exhibits, at 1331 Lamar Street, Suite 1080, Houston Texas 77010.

*    *    *    *

Schedule 1

Gastar Exploration Ltd.

Annual General and Special Meeting of Shareholders

SPECIAL RESOLUTION

Be it resolved as a special resolution of the shareholders of Gastar Exploration Ltd. (“the Company”) that:

a.	The issued and outstanding common shares of the Company be consolidated on the basis of one (1) new Common Share for each five (5) common shares heretofore outstanding, or such fewer number of common shares (equal to more than one) that the Board of Directors of the Company shall approve, as evidenced by an amendment to our Amended and Restated Articles of Incorporation filed in accordance with the Business Corporations Act (Alberta) (the “Consolidation”);

b.	Shareholders shall not be entitled to receive fractional shares as a result of the Consolidation and that the number of shares issuable on the Consolidation shall be rounded to the nearest whole number of shares;

c.	Any one director or officer of the Company be and is hereby authorized to take for, on behalf of, and in the name of the Company, all necessary steps and proceedings to execute and deliver and file any and all documents, including articles of amendment, and do all such acts and things that may be necessary or desirable to give effect to the provisions of this resolution;

d.	The directors of the Company be and are herby authorized not to effect the aforementioned Consolidation of share capital or to effect the Consolidation of share capital on the basis of one (1) new common share for such fewer number of common shares heretofore outstanding as the directors may determine in their sole discretion; and

e.	If by the date of the Annual General Meeting of shareholders of the Company held during the year 2010 (the “2010 AGM Date”), the directors of the Company have not viewed it to be in the best interests of the Company to exercise their authority and give effect to a consolidation, the authorization hereby granted to the directors of the Company shall expire.

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Appendix A

GASTAR EXPLORATION LTD.

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

TERMS OF REFERENCE

Composition

1.	The Audit Committee (“Committee”) will be comprised of no less than three directors of Gastar Exploration Ltd. (the “Company”), all of whom must be independent and qualify as a member under the applicable securities rules. Unless waived, 24 hour notice must be given. Quorum of meetings shall be a majority of members. Meetings may be by telephone or in person.

2.	The length of term to be served by directors on the Committee will be determined by the Board of Directors of the Company, giving consideration to the benefits of periodic rotation of Committee membership.

3.	One of the members will be appointed Chairman of the Committee by the Board of Directors.

4.	A secretary to the Committee will be appointed by the Chairman of the Committee. The Secretary of the Committee may or may not be a member of the Committee.

5.	With the approval of the Board of Directors, the Committee may retain persons having special expertise to assist the Committee in fulfilling its responsibilities.

Responsibilities

1.	The responsibilities which the Committee is required to satisfy itself of, on behalf of the Board of Directors, are to:

(a)	Recommend to the Board of Directors:

(i)	The external auditor to be nominated for the purpose of preparing or issuing an auditors report or performing other audit, review or attest services for the Company; and

(ii)	The compensation of the external auditor.

(b)	Oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditors report or performing other audit, review or attest services for the Company, including the resolution of disagreements between the management and external auditor regarding financial reporting.

(c)	Pre-approve all non-audit services to be provided to the Company or to its subsidiaries by the Company’s external auditor.

(d)	Ensure that the Company’s annual financial statements are fairly presented in accordance with generally accepted accounting principles and to recommend to the Board of Directors whether the annual financial statements should be approved.

(e)	Ensure that the information contained in the following financial publications is not significantly incomplete, misleading or erroneous:

(i)	Annual Report to Shareholders.

A-1

(ii)	Management Discussion and Analysis (“MD&A”).

(iii)	Annual Report on Form 10-K.

(iv)	Quarterly Financial Information.

(v)	Prospectuses.

(f)	Review the Company’s financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses this information.

(g)	Ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in subsection (e), and periodically assess the adequacy of those procedures.

(h)	ensure that there are established procedures for:

i.	The receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters.

ii.	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(i)	Review and approves the Company’s policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer.

(j)	Ensure that the Company has implemented appropriate systems of internal control over financial reporting, and appropriate systems of internal control to ensure compliance with legal, regulatory and ethical requirements.

Meetings

1.	The Committee will meet at least four times per year. The meetings will be scheduled to permit timely review of the interim and annual financial statements and for meetings with the external auditors, prior to a submission of observation and recommendations to the Board. Additional meetings may be held as deemed necessary by the Chairman of the Committee or as requested by any member or the external auditors.

Reporting

1.	The minutes of all meetings of the Committee, signed by the Chairman of the Committee and the Secretary to the Committee, are to be provided to the Board of Directors. Oral reports on recent matters not yet minuted are to be provided to the Board of Directors by the Chairman of the Committee.

2.	Supporting schedules and information reviewed by the Committee will be available for examination by any director upon request to the Chairman or Secretary of the Committee.

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GASTAR EXPLORATION LTD.

INSTRUMENT OF PROXY

FOR THE ANNUAL GENERAL AND SPECIAL MEETING OF THE SHAREHOLDERS

TO BE HELD FRIDAY, JUNE 20, 2008

The undersigned shareholder of Gastar Exploration Ltd. (the “Company”), hereby appoints J. Russell Porter, President and Chief Executive Officer of the Company, or failing him, Michael A. Gerlich, Vice President and Chief Financial Officer of the Company, or instead of any of the foregoing                                          , as proxyholder of the undersigned at the Annual General and Special Meeting of the Shareholders (the “Meeting”), to be held on Friday, June 20, 2008, and at any adjournment or adjournments thereof, and at any ballot that may take place in consequence thereof to the same extent and with the same powers as if the undersigned were personally present at the Meeting with authority to vote at the said proxyholders direction, except as otherwise specified below.

Without limiting the general powers hereby conferred, the undersigned hereby directs the said proxyholder to vote the shares represented by this instrument of proxy in the following manner:

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxyholder will have authority to vote FOR Proposals 1, 3 and 4 and FOR all the nominees listed in Proposal 2.

Proposal 1. Fix the number of Board of Directors at four (4) members.

FOR  ☐                        AGAINST  ☐                         ABSTAIN  ☐

The Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 2. Election of four (4) members to the Board of Directors.

Nominees	For	Withhold
1) J. Russell Porter	☐	☐
2) Abby F. Badwi	☐	☐
3) Robert D. Penner	☐	☐
4) John M. Selser Sr.	☐	☐

The Board of Directors recommends a vote “FOR” the nominees listed in Proposal 2.

Proposal 3. Ratification of the appointment of BDO Seidman, LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2008.

FOR  ☐                        AGAINST  ☐                         ABSTAIN  ☐

The Board of Directors recommends a vote “FOR” Proposal 3.

Proposal 4. Adopt, by a special resolution, the authorization of the Company’s Board of Directors, in its sole discretion, to effect a reverse stock split, or consolidation, of the issued and outstanding common shares of the Company on the basis of one (1) common share for up to a maximum of five (5) common shares outstanding.

FOR  ☐                        AGAINST  ☐                         ABSTAIN  ☐

The Board of Directors recommends a vote “FOR” Proposal 4.

At the said discretion of the said proxyholder, the proxyholder is authorized to vote upon such other business as may properly come before the meeting.

This instrument of proxy is solicited on behalf of the management of the Company.

Each shareholder has the right to appoint a proxyholder other than those designated above, who need not be a shareholder, to attend and act for him and on his behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the shareholder’s appointment should be legibly printed in the blank space provided. Such shareholder should notify the nominee of his appointment, obtain his consent to act as proxy and should instruct him on how the shareholder shares are to be voted.

This Instrument of Proxy must be dated and executed by the shareholder or dated and executed by the shareholder’s attorney on behalf of the shareholders if such shareholder’s attorney is authorized in writing, to do so. If executed by the shareholder’s attorney, proof of written authorization must be attached to this Instrument of Proxy.

THE UNDERSIGNED HEREBY revokes any proxies previously given.

DATED this              day of             , 2008.

(Signature of Shareholder)

(Name of Shareholder)
NOTES:

1       This Instrument of Proxy will not be valid and will not be acted upon or voted unless it is completed as outlined herein and delivered to the Company care of the offices of American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219 at least twenty-four (24) hours excluding Saturdays, Sundays and holidays, before the time set for the Meeting or any adjournment thereof.

2 If the shareholder is an individual, this Instrument of Proxy must be executed by the shareholder or his attorney with written shareholder approval.

3 If the shareholder is a corporation, this Instrument of Proxy must be executed under corporate seal or by a duly authorized officer or attorney of the corporation.

4 Persons signing as executors, administrators, trustees, etc. should so indicate and give their full title as such.